Exhibit 2.1

ASSET SALE AND PURCHASE AGREEMENT

BETWEEN

NORTHWEST TERMINALLING COMPANY

AND

TESORO LOGISTICS OPERATIONS LLC

NORTHWEST PRODUCTS SYSTEM - TERMINAL INTERESTS

Effective Date December 6, 2012

TABLE OF CONTENTS
ASSET SALE AND PURCHASE AGREEMENT

EXHIBIT A -	FORM OF DEED

EXHIBIT B -	FORM OF BILL OF SALE

EXHIBIT C -	FORM OF ASSIGNMENT AND ASSUMPTION OF RIGHT OF WAY INTERESTS

EXHIBIT D -	INTENTIONALLY LEFT BLANK

EXHIBIT E -	FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS

EXHIBIT F -	FORM OF PARENT GUARANTY

EXHIBIT G -	FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT H -	INVENTORY DETERMINATION PROCEDURE

EXHIBIT I -	AFFIDAVIT OF NON-FOREIGN STATUS

SCHEDULE 1 - DESCRIPTION OF ASSETS AND EXCLUDED ASSETS

SCHEDULE 2 - RIGHT OF WAY INTERESTS

SCHEDULE 3 - INTENTIONALLY LEFT BLANK

SCHEDULE 4 - ASSIGNED CONTRACTS

SCHEDULE 5 - APPLICABLE PERIMITS

SCHEDULE 6 - PERMITTED ENCUMBRANCES

SCHEDULE 7 - ALLOCATION OF PURCHASE PRICE

SCHEDULE 8 - LIST OF PROSPECTIVE EMPLOYEES AND RETAINED EMPLOYEES

SCHEDULE 9 - DISCLOSURES

SCHEDULE 10 - TERMINATED COMMITMENTS

SCHEDULE 11 - SPECIFIED INDIVIDUALS

SCHEDULE 12 - PRORATED ITEMS

ASSET SALE AND PURCHASE AGREEMENT

This ASSET SALE AND PURCHASE AGREEMENT (“Agreement”) dated as of December 6, 2012 (the “Effective Date”) is made between NORTHWEST TERMINALLING COMPANY, a Delaware corporation, with its principal offices at 4800 Fournace Place, Bellaire, Texas (“Seller”) and TESORO LOGISTICS OPERATIONS LLC, a Delaware limited liability company, with its principal offices at 19100 Ridgewood Parkway, San Antonio, Texas (“Buyer”).

RECITALS

A.
Seller, is the owner of certain products terminal rights, properties, facilities and equipment located at Pocatello, Idaho, Boise, Idaho and Pasco, Washington, as more specifically detailed in Schedule 1 - Description of Assets..

B.
Seller is a wholly-owned subsidiary of Chevron Pipe Line Company (“CPL”); CPL is the owner of certain petroleum products pipeline rights, properties, facilities and equipment (“Northwest Products Pipeline System”) located in certain areas between Salt Lake City, Utah and Spokane, Washington

C.
Seller desires to sell, and Buyer desires to purchase, the Assets on the terms and conditions set out in this Agreement. Such sale and purchase is being made in conjunction with the sale by CPL to an Affiliate of Buyer of the Northwest Products Pipeline System.

D.
In consideration of the mutual promises set out in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Seller and Buyer agree to be bound by the terms of this Agreement.

AGREEMENT

1.	DEFINITIONS, INTERPRETATION AND EXHIBITS

1.1	Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:
“Acceptable Accountant” has the meaning given in Section 3.6(D).
“Affidavit of Non-Foreign Status” has the meaning given in Section 14.2(D).
“Affiliate” means any legal entity which controls, is controlled by, or is under common control with, another legal entity. An entity is deemed to “control” another if it owns directly or indirectly at least fifty percent of either of the following:

(A)	The shares entitled to vote at a general election of directors of such other entity.

(B)	The voting interest in such other entity if such entity does not have either shares or directors.
Affiliates of Seller expressly include Chevron. Affiliates of Buyer expressly include Tesoro Corporation.

“Aggregate Deductible” has the meaning given in Section 11.3(E).
“Agreement” means this Asset Sale and Purchase Agreement, including all attached Exhibits and Schedules.
“Alleged Title Defect” means any defect or deficiency in title, except for Permitted Encumbrances, that creates a lien, claim, encumbrance or other obligation that results in Seller failing to have defensible title to the affected Asset.
“Allocation” has the meaning given in Section 3.4.
“Applicable Permit Consent Requirements” has the meaning given in Section 12.3(B).
“Applicable Permits” has the meaning given in Section 2.2(E).
“Assets” means collectively, the Assets described in Section 2.2(A) through Section 2.2(F), and expressly excludes the Excluded Assets.
“Assigned Contracts” has the meaning given in Section 2.2(D).
“Assignment and Assumption of Assigned Contracts” has the meaning given in Section 2.5(D).
“Assignment and Assumption of Right of Way Interests” has the meaning given in Section 2.5(C).
“Assumed Obligations” has the meaning given in Section 10.1(A).
“Bill of Sale” has the meaning given in Section 2.5.
“Business Day” means a day other than Saturday or Sunday on which banks in Houston, Texas are generally open for the transaction of business in Dollars.
“Buyer” has the meaning given in Introductory Paragraph.
“Buyer Environmental Obligations” has the meaning given in Section 13.2.
“Buyer Parties” means Buyer, Buyer's Affiliates, and the directors, officers, employees, and representatives of each of them.
“Buyer's Account” means the Buyer's account designated for the receipt of funds for which Buyer provides to Seller all relevant details in writing at least three Business Days prior to the Closing Date.
“Casualty Loss” means any loss, damage or reduction in value of the Assets that occurs during the period between the Effective Date and Closing as a result of acts of God, fire, explosion, earthquake, windstorm or flood, but excluding any loss, damage or reduction in value as a result of depreciation or ordinary wear and tear.
“Chevron” means Chevron Corporation, a Delaware corporation.

“Claim” means any claim, liability, loss, demand, damage, cause of action of any kind, order, subpoena, obligation, cost, royalty, fee, assessment, duty, charge, penalty, fine, judgment, interest and award (including recoverable legal counsel fee and cost of litigation of the Person asserting the claim), whether arising by law, contract, tort, voluntary settlement or in any other manner, excluding a Warranty Claim.
“Closing” has the meaning given in Section 4.1.
“Closing Date” has the meaning given in Section 4.1(B).
“Conditions Precedent” means the conditions precedent to the obligations of Seller set forth in Section 14.1, the conditions precedent to the obligations of Buyer set forth in Section 14.2 and the Conditions Precedent to both Parties' obligations set forth in Section 14.3.
“Confidential Information” means all confidential, proprietary or non-public information and data pertaining to Seller Parties, the Northwest Products Pipeline System and all other agreements, documents, reports and information pertaining to the Assets that Seller Parties have furnished or disclosed to Buyer in connection with the Confidentiality Agreement or this Agreement, or acquired by Buyer in connection with the inspection, testing, inventory or sale of the Assets.
“Confidentiality Agreement” means the Confidentiality Agreement between Buyer, Seller and NWTC dated as of July 19, 2012.
“Consolidated Casualty Loss” has the meaning given in Section 11.4(A).
“Consolidated Purchase Price” means Four Hundred Million Dollars (US$400,000,000), which represents the Purchase Price under this Agreement and the Purchase Price in the Pipeline ASPA.
“Controlled Group” means “controlled group of corporations,” as defined in Internal Revenue Code Section 1563(a), without giving effect to Internal Revenue Code Sections 1563(a)(4) and 1563(e)(3)(C).
“Conveyance Documents” means the documents described in Section 2.5, which provide for the assignment, transfer or other conveyance of the Assets to Buyer.
“CPL” has the meaning given in Recital B to this Agreement.
“CPR” has the meaning given in Section 19.5.
“Cure Period” has the meaning given in Section 11.3(B).
“Customary Post Closing Consents” shall mean the consents and approvals from Government Authorities for the assignment or conveyance of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets and any Third Party consents required under any Assigned Contract or Right of Way Interest that specifies the consent may not be unreasonably withheld, conditioned or delayed.

“Data Room” means all of the information contained on the Merrill Corporation online e-data room and any and all files, records, information and documents otherwise made available in writing to Buyer by Seller containing information concerning the Assets.
“Decommissioning Obligations” means any and all existing and future Claims, including Third Party Claims and Government Claims, associated with, and for, abandoning, decommissioning, idling, removing or making safe all Assets, whether such Claims are incurred under or pursuant to any of the Conveyance Documents or any Right of Way Interests, or under statutory, common law, regulation, order, permit, judgment, decree or other obligation, and including any residual liability for anticipated or necessary continuing insurance, maintenance and monitoring costs. Decommissioning Obligations include all of the following:

(A)	The abandonment, decommissioning, idling or removal of any and all Assets.

(B)
The removal and disposal of structures, facilities, foundations, tanks, pipelines, flowlines, pumps, compressors, valves, fittings and equipment and machinery of any nature and all materials contained therein, located on or used in connection with the Assets.

(C)	The clearance, reclamation, Remediation and restoration of areas affected by the Assets being abandoned, decommissioned, idled or removed.
“Deed” has the meaning given in Section 2.5.
“Deed Restrictions” means any deed restrictions applicable to the Real Property.
“Deposit” has the meaning given in Section 3.1.
“Dispute” means any dispute or controversy arising out of this Agreement, including a Claim or Warranty Claim under this Agreement and any dispute or controversy regarding the existence, construction, validity, interpretation, enforceability, termination or breach of this Agreement, whether based in contract, tort or in any other manner.
“Dollars” or “US$” means United States Dollars.
“DOJ” has the meaning given in Section 12.5.
“Effective Date” has the meaning given in Introductory Paragraph.
“Encumbrance” means any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge or restriction of any kind.
“Environment” means all forms of fauna, flora, soil, surface or subsurface waters, land, ground, surface or subsurface strata, ambient air or any other environmental medium, and “Environmental” shall be construed as pertaining to the “Environment.”
“Environmental Laws” means any applicable law, statute, treaty, convention, rule, regulation, ordinance, code, decree, injunction, criteria, guideline, directive, writ, order or judgment (including common law), and any requirement thereunder, relating to the

Environment, natural resources, human health or safety, Hazardous Materials, waste material, produced water, tank bottoms, sludge, or constituents thereof, radioactive materials, pollution, contamination, noise, or vibrations, each as from time to time has been or may be amended or adopted.
“Environmental Condition” means a condition or circumstance resulting from one or more related actions, omissions, or events that exists or may exist with respect to the Environment, or facilities, procedures, practices, or equipment which is not or is alleged to be not in compliance with applicable Environmental Law, or which is subject to remedy under Environmental Law, or which is or is alleged to be damaging or to pose an actual or potential threat to the Environment, property, natural resources, human health, welfare, or safety.
“Environmental Obligations” means any and all Claims (including, whenever used in this definition, Third Party Claims and Government Claims and any further Claims arising from Third Party Claims and Government Claims) , and Warranty Claims relating to Environmental Laws or Remediation; Claims relating to the presence, release, emission or discharge of Hazardous Materials, pollution, contaminants or other regulated substances in or into the air, surface water, ground water, soil, land surface, subsurface strata, soil vapor or otherwise in the Environment or indoor environment, including obligations relating to investigating, testing, sampling, assessing, monitoring and Remediation of such Hazardous Materials, pollution, contaminants or other regulated substances as required by any applicable laws; Claims for cleanup, Remediation, removal, response or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any demand or Claim based on any Environmental Law, in each case whether or not such Claims are associated with Decommissioning Obligations.
“Excise Taxes” has the meaning given in Section 15.3.
“Excluded Assets” has the meaning given in Section 2.3.
“Facilities” means all of the following:

(A)	All physical assets that are attributed to or associated with the ownership or operation of the Assets, including all of the following:

(1)	All buildings, structures, facilities, foundations.

(2)	All gathering lines, gas lines, water lines, flowlines, monitoring wells and storage facilities.

(3)	All equipment, machinery, fixtures, materials and improvements.

(B)	Any additional items that are identified as Facilities in Schedule 1 - Description of Assets.
“Final Closing Date” has the meaning given in Section 4.1(B).
“Financial Information” has the meaning given in Section 9.2(D)(5).

“Financial Statements” has the meaning given in Section 12.18.
“Fixed Assets” has the meaning given in Section 2.2(B).
“FTC” has the meaning given in Section 12.5.
“GAAP” has the meaning given in Section 9.2(D)(5).
“Government Authority” means any national, state or local government or any subdivision, agency, court, commission, board, bureau or other authority thereof, or any arbitrator with authority to bind a party at law. “Government” shall be construed as pertaining to Government Authority.
“Government Claims” means any Claims by a Government Authority.
“Hazardous Material” means any substance, product, waste or other material which is, or becomes identified, listed, published, regulated, or defined as, or which shows the characteristics of, a hazardous substance, hazardous waste, hazardous material, toxic substance or other regulatory term, including oil, oil waste, by-products and components, NORM, petroleum, petroleum refined products and petroleum waste, produced water, by-products and components, polychlorinated biphenyls, and asbestos, or which is otherwise regulated or restricted under any Environmental Law or by any Government Authority, or which may otherwise cause, contribute to or result in an Environmental Obligation.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
“HSR Extension” has the meaning given in Section 12.5.
“Indemnitee” has the meaning given in Section 10.9(A).
“Indemnifying Party” has the meaning given in Section 10.9(A).
“Individual Title Deductible” has the meaning given in Section 11.3(E).
“Interim Period” means the period from and including the Effective Date until and including the Closing Date.
“Inventories” means all right, title and interest in and to all fuel additives owned by Third Parties and contained within the Assets.
“Inventory Determination Procedure” means the procedure set forth in Schedule H - Inventory Determination Procedure.
“Knowledge” has the meaning given in Section 7.2.
“Material Adverse Effect” means an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operations, or value of the Assets, taken as a whole and as currently operated as of the Effective Date or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: (i) any effect resulting from entering into this Agreement or the Pipeline ASPA or the announcement of the transactions contemplated by this Agreement or the Pipeline ASPA; (ii) any effect resulting from changes in general market, economic, financial or political conditions in the area in which the Assets are located, the United States or worldwide, or any outbreak of hostilities or war, and (iii) any effect resulting from a change in Laws from and after the Effective Date.
“Material Applicable Permits” has the meaning given in Section 14.1(D).
“NOPV” has the meaning given in Section 12.6(B).
“NORM” means naturally occurring radioactive materials.
“Northwest Products Pipeline System” has the meaning given in Recital B to this Agreement.
“Notice” has the meaning given in Section 18.1(A).
“Parent Guarantor” means TLLP.
“Parent Guaranty” means the Parent Guaranty dated as of the Closing Date, from Parent Guarantor to Seller, in the form of Exhibit F - Form of Parent Guaranty.
“Party” means each of Seller and Buyer and “Parties” means both of them.
“Payee” has the meaning given in Section 3.6.
“Payor” has the meaning given in Section 3.6.
“Permitted Encumbrances” means any of the following:

(A)	Encumbrances arising by operation of law, including any Claim by a Government Authority or tax authority arising by operation of law.

(B)	All Encumbrances and other matters affecting title to the Real Property that are set forth in Schedule 6 - Permitted Encumbrances.

(C)	Encumbrances granted or created in connection with the operations relating to the Assignment Documents.

(D)	Easements, rights of way, servitudes, encroachments, apparent servitudes, permits, surface leases or other similar rights.

(E)	Such matters as would be ascertained by a current and accurate survey and inspection of the Property.

(F)	Encumbrances granted in the ordinary course of business to a public utility, municipality or Government Authority in respect of operations pertaining to any of the Assets.

(G)	All restrictions on the use of the Assets arising as a result of the application of zoning and similar laws and regulations.

(H)	The Deed Restrictions.

(I)	Any liens for Property Taxes that are not yet due and payable.

(J)	All Encumbrances set forth in any permit.

(K)	Any restrictions related to environmental and safety requirements that are imposed by any permit, any order of or agreement with a Government Authority, and any applicable law or regulation.

(L)	Encumbrances which will be and are discharged or released either prior to, or simultaneously with, the Closing.

(M)	Any mechanics', materialmen's, carriers', workmen's, repairmen's, vendors', operators', or other like Encumbrances, if any, arising in the ordinary course of business.

(N)	Any Encumbrances approved or waived by Buyer in writing.

(O)	Any Encumbrances arising from Buyer's inspection or investigation of the Assets.

(P)	Encumbrances associated with approvals, consents, notices or waivers routinely or customarily given after a conveyance or asset sale, including Customary Post Closing Consents.

(Q)	Encumbrances that appear in the public real property records relating to the Assets.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity
“PHMSA Audit” means the audit being conducted in 2012 by the Pipeline and Hazardous Materials Safety Administration.
“Pipeline ASPA” means the Asset Sale and Purchase Agreement between CPL and Pipeline Buyer dated as of the Effective Date, pursuant to which CPL is selling and Pipeline Buyer is purchasing the Northwest Products Pipeline System concurrently with the sale and purchase of the Assets under this Agreement.
“Pipeline Buyer” means Tesoro Logistics Northwest Pipeline LLC, a Delaware limited liability company that is an Affiliate of Buyer.
“Prime Rate” means the Prime Rate in effect at Citibank, New York, New York, on the Effective Date.

“Products” means the various petroleum products that are stored from time to time on the Northwest Products Pipeline System.
“Property Taxes” has the meaning given in Section 15.4.
“Prorated Items” has the meaning given in Section 3.5.
“Proration Settlement Statement” has the meaning given in Section 3.6.
“Purchase Price” has the meaning given in Section 3.1.
“Real Property” has the meaning given in Section 2.2(A).
“Records” has the meaning given in Section 2.2(F).
“Remaining Prorated Items” has the meaning given in Section 3.6.
“Remediation” means any investigation, monitoring, removal, corrective action, response action, mitigation, treatment, decontamination or cleanup of Hazardous Materials, waste material, radioactive material, pollution or contamination present or alleged to be present in the Environment, soil, sediment, groundwater, surface water or other environmental medium or the indoor environment.
“Retained Obligations” has the meaning given in Section 10.1(B).
“Review Period” means the period of time commencing on the Effective Date and ending twenty (20) days after the Effective Date.
“Right of Way Interests” has the meaning given in Section 2.2(C).
“Seller” has the meaning given in Introductory Paragraph.
“Seller Environmental Obligations” has the meaning given in Section 13.1.
“Seller Owned Inventories” means all right, title and interest in and to all fuel additives owned by Seller and contained within the Assets on the Closing Date.
“Seller Parties” means Seller, Seller's Affiliates, and the directors, officers, employees, contractors and representatives of each of them.
“Seller Proprietary Information” has the meaning set forth in Section 12.9.
“Seller's Account” means the Seller's account with JPMorgan Chase Bank, in New York, NY, ABA no. 021000021, account no. 844023945, or such other bank account for which Seller provides to Buyer all relevant details in writing at least three Business Days prior to the Closing Date.
“Seller's/Affiliates' Insignia” has the meaning given in Section 2.3(O).
“Seller's Insurance Policies” means any insurance policies of the Seller, any parent, subsidiary or affiliated company of the Seller, through which insurance coverage is presently or has previously been provided, in any way relating to the Assets. Seller's Insurance Policies shall include all insurance policies, including self-insurance) issued by a Seller's Affiliate or captive insurance companies.
“Senior Supervisory Personnel” means, with respect to the Seller, any of the following:

(A)	Any individual who is its senior manager of Seller and who directs all operations and activities of the Seller with respect to the Assets.

(B)	Any officer of the Seller.
But excluding all other managers or supervisors who are responsible for or in charge of Seller's facilities related to the Assets.
“SLS Project” means the Salt Lake Station segregation project commenced prior to Closing by CPL, as defined in the Transition Services Agreement.
“Specified Individuals” has the meaning given in Schedule 11.
“Taxes” has the meaning given in Section 15.1.
“Terminated Commitments” has the meaning given in Section 12.11.
“Termination” means the termination of this Agreement.
“Third Party” means any Person other than Seller Parties or Buyer Parties.
“Third Party Claim” means any of the following:

(A)
Any lawsuit, arbitration proceeding, or other judicial or administrative adversarial proceeding filed by a person or entity other than any Buyer, or any entity that any Buyer directly or indirectly holds a controlling interest in or any of their respective directors, officers, employees, or representatives. Any such action will be deemed to have been “brought” on the date on which any such lawsuit, arbitration proceeding or other judicial or administrative proceeding is filed.

(B)
Any threat in writing to file a lawsuit, arbitration proceeding, or other judicial or administrative adversarial proceeding by a person or entity other than any Buyer, or any entity that any Buyer directly or indirectly holds a controlling interest in and/or any of their respective directors, officers, employees, or representatives. Any such action will be deemed to have been “brought” on the date on which Seller shall have received written notice of any such threatened lawsuit, arbitration proceeding or other judicial or administrative adversarial proceeding or any such Claim.

(C)
Any Claim in writing made by a Person other than any Buyer, or any entity that any Buyer directly or indirectly holds a controlling interest in or any of their respective directors, officers, employees, or representatives that could reasonably be construed to result in a lawsuit, arbitration proceeding, or other judicial or administrative adversarial proceeding being commenced if the claim is not resolved. Any such action will be deemed to have been “brought” on the date on which Seller shall have received written notice of any such threatened lawsuit, arbitration proceeding or other judicial or administrative adversarial proceeding or any such Claim.
“TLLP” means Tesoro Logistics LP, a Delaware limited partnership.
“Transition Services Agreement” means the agreement substantially in the form of Exhibit G - Transition Services Agreement.
“WARS” has the meaning given in Section 2.3(K).
“Warranty Claim” means any Claim by a Party in respect of the other Party's representations and warranties made under this Agreement.

1.2	Interpretation. Unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(A)	The plural and singular words each include the other.

(B)	The masculine, feminine and neutral genders each include the others.

(C)	The word “or” is not exclusive.

(D)	The words “includes” and “including” are not limiting.

(E)	References to the Parties include their respective successors and permitted assignees.

(F)
References to matters “arising” (or which “arise” or “arises”) “out of this Agreement” include matters which arise in connection with this Agreement or have a causal connection with or which flow from this Agreement or which would not have arisen or occurred but for the entering into this Agreement or the performance of or failure to perform obligations under this Agreement.

(G)	The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(H)	If a conflict exists between any provisions of this Agreement as they apply to a Party, the provision that imposes the more stringent obligation on the Buyer prevails to the extent of the conflict.

1.3	Exhibits and Schedules.

(A)	All of the Exhibits that are attached to the body of this Agreement are an integral part of, and are incorporated by reference into, this Agreement, including:

(1)	Exhibit A -Form of Deed

(2)	Exhibit B - Form of Bill of Sale

(3)	Exhibit C - Form of Assignment and Assumption of Right of Way Interests

(4)	Exhibit D - Intentionally left blank.

(5)	Exhibit E - Form of Assignment and Assumption of Contracts

(6)	Exhibit F - Form of Parent Guaranty.

(7)	Exhibit G - Form of Transition Services Agreement.

(8)	Exhibit H - Inventory Determination Procedure

(9)	Exhibit I - Affidavit of Non-Foreign Status

(B)	All of the Schedules that are attached to the body of this Agreement are an integral part of, and are incorporated by reference into, this Agreement, including:

(1)	Schedule 1 - Description of Assets and Excluded Assets

(2)	Schedule 2 - Right of Way Interests

(3)	Schedule 3 - Intentionally Left Blank

(4)	Schedule 4 - Assigned Contracts

(5)	Schedule 5 - Applicable Permits

(6)	Schedule 6 - Permitted Encumbrances

(7)	Schedule 7 - Allocation of Purchase Price

(8)	Schedule 8 - List of Prospective Employees and Retained Employees

(9)	Schedule 9 - Disclosures

(10)	Schedule 10 -Terminated Commitments

(11)	Schedule 11 - Specified Individuals

(12)	Schedule 12 - Prorated Items

(C)	If a conflict exists between the body of this Agreement and the Exhibits or Schedules, the body prevails to the extent of the conflict.

(D)
If a conflict exists between the Exhibits or Schedules or within an Exhibit or Schedule as they apply to a Party, the provision that imposes the more onerous obligation on that Party prevails to the extent of the conflict.

(E)	If a conflict exists between this Agreement and any provision of the Assignment Documents, the provisions of this Agreement shall prevail.

2.	SALE AND PURCHASE OF ASSETS

2.1
Agreement to Sell and Purchase. Seller agrees to sell, transfer, convey, grant and assign the Assets to Buyer, and Buyer agrees to purchase and receive all right, title and interest of Seller in and to the Assets from Seller, subject to the terms and conditions of this Agreement.

2.2
The Assets. The “Assets” means Seller's ownership interest in the Facilities, assets and other interests comprising the Northwest Products Pipeline System, which include the following Assets (excluding all Excluded Assets) and as more particularly described in Schedule 1 - Description of Assets:

(A)
Real Property. The fee properties, easements, servitudes, rights-of-way, riparian rights, improvements, appurtenances and fixtures annexed to real property, component parts, other constructions, and other real property interests relating to the Northwest Products Pipeline System, including all real property rights appurtenant thereto (the “Real Property”).

(B)
Fixed Assets. The Facilities, equipment, machinery, furnishings, vehicles, pipelines, storage tanks, appurtenances, materials, spare parts, and other personal property (excluding those assets which are Excluded Assets) which either are located on the Real Property on the Closing Date or are otherwise described in Schedule 1 - Description of Assets, together with the benefits of any manufacturer's or vendor's warranties or undertakings related thereto to the extent transferable by Seller (the “Fixed Assets”).

(C)
Right of Way Interests. The rights of way, easements, permits, licenses and agreements with Third Parties which provide for the right to maintain the underlying Assets on certain real property, as more particularly described in Schedule 2 - Right of Way Interests (the “Right of Way Interests”).

(D)	Assigned Contracts. Those certain transferable contracts relating to the Assets which Seller is assigning to Buyer, as set forth in Schedule 4 - Assigned Contracts (the “Assigned Contracts”).

(E)
Applicable Permits. To the extent reasonably transferable by Seller, the licenses, permits and other approvals issued by Government Authorities to Seller relating to the ownership or operation of the Assets that are described in Schedule 5 - Applicable Permits (the “Applicable Permits”).

(F)
Records. The material files, records and other information relating to the Assets available through Seller's commercially reasonable efforts to locate such information and which is not privileged or proprietary or which Seller is not prohibited from transferring to Buyer by applicable laws, Applicable Permits, or existing contractual relationships (collectively, the “Records”).

(G)	Seller Owned Inventory. Seller Owned Inventory contained within the Assets on the Closing Date.

2.3	Excluded Assets. The following items are excluded from the Assets (the “Excluded Assets”):

(A)	Cash and cash equivalents of Seller or its Affiliates.

(B)
The insurance policies pertaining to the assets and claims of Seller of every nature and description under or arising out of such insurance policies, including any refundable premiums relating to such policies.

(C)
Items sold, transferred, disposed of, used or consumed, and contracts terminated, during the Interim Period in the ordinary course of business or with Buyer's consent or otherwise pursuant to Section 12.1.

(D)	Agreements, documents or data to the extent any of the following apply:

(1)
Contracts (other than Assigned Contracts) that relate to the procurement of materials, products, or services by Seller that are related to the operation of the facilities that constitute the Assets, or to the operation of other facilities of Seller and contracts (other than Assigned Contracts) that relate to the sale of products, materials, or services by Seller from or at the facilities that constitute the Assets.

(2)	The Seller Proprietary Information.

(3)
The agreements, documents or data that are owned or licensed by third parties with contractual or legal restrictions on their deliverability or disclosure by Seller to any assignee that is not an affiliate of Seller.

(E)
Except as otherwise provided in this Agreement, all accounts receivable and payable of Seller or its Affiliates existing on and attributable to any period prior to the Closing with respect to the Assets (including those arising under sales agreements, tariff and tender activities, or resulting from litigation or the settlement of disputes) and any right to refunds of sums paid by or on behalf of Seller or its Affiliates prior to the Closing.

(F)
All fixtures, facilities, pipe lines or gathering lines owned by Seller, NWTC or any other division of Seller or subsidiary of Chevron Corporation unless such assets are expressly identified and included in Schedule 1 - Description of Assets.

(G)	All Third Party owned equipment and property located on or used in connection with the Assets, including contractor equipment and leased equipment.

(H)	The Inventory owned by Third Parties and contained within the Assets.

(I)
All rights to technology, software and other intellectual property not dedicated solely to the operation and maintenance of the Facilities and all rights to technology, software and other intellectual property that are not individually licensed for the Facilities or that cannot be transferred to Buyer including the proprietary technical information described in Section 12.9 of this Agreement.

(J)
Certain computer and telecommunications equipment and hardware (including personal computer, satellite and microwave communication systems) presently located in, on, or at the Facilities, as more particularly set forth as excluded items in Schedule 1 - Description of Assets.

(K)
All telecommunication and communications equipment and services, Wide Area Radio System (“WARS”) control stations, remote terminal units, SCADA hardware and software, photocopy machines, and personal computers and associated software, unless specifically identified as being included in Schedule 1 - Description of Assets.

(L)	Any property owned by employees of Seller located in, on, or at the Facilities.

(M)
All rights, titles, claims and interests of Seller related to the Assets for all periods prior to the Closing Date (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards.

(N)
Claims of Seller for any refund of or loss carry forwards with respect to (i) ad valorem or any other Taxes attributable to the Assets for any period prior to the Closing Date, and (ii) income, capital, occupational, margin or franchise taxes.

(O)
Any right to use the “Chevron” or Chevron affiliates' name, logos, hallmarks, trademarks, service marks, trade names, color schemes or other designs and insignia, trademarks, service marks or other company identity of Seller or its Affiliates (“Seller's/Affiliates' Insignia”).

(P)
Any and all records that are subject to the attorney-client privilege, work product immunity or other privileges or immunities against disclosure enjoyed by any Seller or its representatives, and records pertaining to (i) Seller's marketing or strategic research and planning, (ii) Seller's employees, or (iii) Seller's retained assets or liabilities.

(Q)	The items specifically excluded from the transaction as listed on Schedule 1 - Description of Assets.

(R)
Any fuel credits relating to sulfur content in gasoline, winter oxygenate and anti-dumping programs, and any carbon credits, recognized under existing or future law with respect to emission levels or reductions in emission levels at or from the Assets with respect to periods on or prior to the Closing Date.

(S)
All rights, obligations, benefits, awards, judgments, settlements, if any, applicable to any litigation pending in which Seller is a named claimant or plaintiff or holds beneficial rights or interests.

(T)
All Claims against Third Parties, including Environmental Obligations, and other present or future Claims by Seller, that relate either to the ownership or operation of the Assets with respect to time periods on or prior to the Closing Date, or to performance of Seller's obligations under this Agreement after the Closing Date. Notwithstanding the foregoing, Seller shall promptly notify Buyer of, and upon written request, assign to Buyer, without recourse or warranty, the portion of any

Claims Seller may have against Third Parties to the extent such Claims relate to the ownership or operation of the Assets with respect to time periods on or prior to the Closing Date, to the extent Buyer has indemnified Seller Parties under this Agreement with respect to Claims relating to such ownership or operation.

2.4
Removal of Excluded Assets. Except as otherwise noted on Schedule 1- Description of Assets or as required by the Transition Services Agreement, and except with respect to the Seller's/Affiliates' Insignia, Seller has until the expiration of ninety (90) days after the Closing Date within which to remove any of the Excluded Assets from the Real Property, and Buyer will grant Seller reasonable access to the Real Property for purposes of removing such Excluded Assets from the Real Property. Such removal shall be done in such manner as to avoid any damage to the Assets and any disruption of the business operations to be conducted by Buyer after the Closing. The reasonable costs in connection with any damage to the Assets resulting from such removal of the Excluded Assets by Seller shall be borne by Seller.

2.5	Conveyance Documents. At Closing, the Assets will be conveyed on the terms and conditions set forth in this Agreement, pursuant to the following Conveyance Documents:

(A)	Real Property. The Real Property together with any of the Assets that constitute fixtures or component parts shall be conveyed pursuant to a Deed in the form of Exhibit A - Form of Deed (“Deed”).

(B)	Fixed Assets. The Fixed Assets that constitute personal property shall be transferred pursuant to one or more bills of sale in the form of Exhibit B - Form of Bill of Sale (“Bill of Sale”).

(C)
Right of Way Interests. The Right of Way Interests shall be transferred pursuant to one or more Assignment and Assumption of Right of Way Interests in the form of Exhibit C - Form of Assignment and Assumption of Right of Way Interests (“Assignment and Assumption of Right of Way Interests”).

(D)
Assigned Contracts. The Assigned Contracts shall be assigned pursuant to an Assignment and Assumption of Assigned Contracts in the form of Exhibit E - Form of Assignment and Assumption of Assigned Contracts (“Assignment and Assumption of Assigned Contracts”).

(E)
Applicable Permits. Where the transfer of any Applicable Permits is prescribed by law, such Applicable Permits will be transferred by means of appropriate forms consistent with the requirements of the applicable Government Authority with competent jurisdiction.

(F)
Other. Any remaining Assets to be transferred hereunder shall be conveyed pursuant to such forms that are customary for the type of property involved, as may be consistent with the terms of this Agreement and reasonably agreed to by Seller and Buyer.

3.	PURCHASE PRICE; PAYMENTS; AND ADJUSTMENTS

3.1	Purchase Price. As consideration for the sale of the Assets, Buyer shall pay to Seller or its designee the sum of Eighty-Five Million Dollars (US$85,000,000) (the “Purchase Price”).

3.2
Deposit. Buyer shall pay to Seller a deposit of an amount equal to ten percent (10%) of the Purchase Price (the “Deposit”) on or before the Effective Date. The Deposit shall be made in Dollars by transfer of immediately available funds to the Seller's Account. The Deposit shall not bear interest and may be commingled with other funds of Seller. The Deposit is not refundable, except as provided in Section 5.3 of this Agreement, and shall be credited to the Purchase Price at Closing. Seller may terminate this Agreement immediately in the event Buyer fails to pay the Deposit as specified in this Section 3.2.

3.3	Method of Payment. All payments under this Agreement shall be made in the following manner, unless otherwise agreed in writing between Seller and Buyer:

(A)	Payments shall be in Dollars.

(B)
Payments shall be made by bank wire transfer, in immediately available funds, paid without set-off, withholding or any deduction of any kind, including for any Taxes, banking, transfer or other costs, Warranty Claims or Claims.

(C)	Payments shall be made directly into Seller's Account or Buyer's Account, as the case may be.

3.4
Allocation of Purchase Price. The Purchase Price will be allocated as specified in Schedule 7 - Allocation of Purchase Price, to be completed at Closing (“Allocation”). Seller and Buyer shall use the Allocation for all reporting purposes having to do with federal, state and local income, franchise and other taxes. Seller and Buyer will timely file any forms and information reports required to be filed under section 1060 of the internal revenue code (including IRS Form 8594) and any corresponding provision of state or local tax law. In addition, Seller and Buyer each agree (i) to file all Tax returns and determine all Taxes and taxes based on or measured by net income or profits (including for purposes of section 1060 of the internal revenue code) in accordance with and based upon the Allocation and (ii) not take any position inconsistent with such Allocation in any audit or judicial or administrative proceeding or otherwise.

3.5
Prorations. Subject to Section 15 below, all prepayments, rents, current Property Taxes (as provided for in Section 15.4), salaries, assessments, utilities, maintenance charges and similar expenses associated with the Assets and customarily prorated in transactions of this type in the locations where the Northwest Products Pipeline System operates, including those certain expense items listed and described in Schedule 12 - Prorated Items (collectively, the “Prorated Items”) shall be prorated between Seller and Buyer as of the Closing Date using the best evidence as is then available. Seller and Buyer agree that if figures for the year of Closing (in the case of prorated items due and payable on a yearly basis) or if figures for the week of Closing or the month of Closing (in the case of any prorated items due and payable on a monthly or weekly basis) are not available as of the Closing Date, that the best evidence then available shall be the figures for the year, month, or week prior to Closing, as the case may be.

3.6	Post-Closing Adjustments.

(A)
Except for mathematical mistakes in the calculation of any proration or any other mistake of fact or mutual mistake in connection with any Prorated Items, the proration (i) for Property Taxes shall be final as provided in Section 15.4 hereof and (ii) for all other Prorated Items other than Property Taxes (the “Remaining Prorated Items”), shall be adjusted post-Closing in accordance with this Section 3.6.

(B)
A final determination of post-Closing adjustments for the Remaining Prorated Items shall be made in good faith by Seller and shall be set forth in a settlement statement (the “Proration Settlement Statement”) prepared by Seller and delivered to Buyer not later than one hundred twenty (120) days after the Closing. The final accounting for each Remaining Prorated Item shall be determined using the final, actual amount of such Remaining Prorated Item for the period of time prorated, and the Proration Settlement Statement shall (i) contain all information reasonably necessary to support the final accounting and (ii) be certified by an authorized officer of Seller to be true, correct and complete as of the date thereof. If the final, actual amount for any Remaining Prorated Item is not available at the time of the preparation and delivery of the Proration Settlement Statement, Seller shall so advise Buyer, and Seller shall provide a separate Proration Settlement Statement for any such Remaining Prorated Items within a reasonable time after the final, actual amounts become available.

(C)
The Party owing any amounts (“Payor”) on the Proration Settlement Statement shall pay all such amounts to the other Party (“Payee”) within fifteen (15) days after Buyer's receipt of the Proration Settlement Statement. Any amounts owing pursuant to the Proration Settlement Statement and not paid within such fifteen (15) day period shall bear interest from the Closing until paid at the rate specified in Section 20.6.

(D)
If either Buyer or Seller discovers or determines within sixty (60) days after the Closing Date that any proration made as of the Closing Date was mathematically incorrect when made or that any other mistake of fact or mutual mistake occurred with respect to any proration, then the discovering Party shall notify the other Party in writing of any such mistake and provide such other Party with all information reasonably necessary to give notice of any mistake with specificity. The Payor owing any undisputed amounts necessary to correct any mistake shall pay the Payee promptly.

(1)
If the Party receiving such notice does not agree with the discovering Party, then such Party shall notify the discovering Party of its objections within thirty (30) days after its receipt of the notice of mistake from discovering party.

(2)
With respect to any disputed amounts, the Parties shall reasonably attempt to resolve the dispute within a reasonable amount of time but no later than forty-five (45) days after the receipt of the discovering party's notice by the other party. If the parties fail to resolve the dispute in the specified time, then the foregoing determination shall be made by a partner or manager or representative of a major U.S. accounting firm acceptable to Seller and Buyer (an “Acceptable Accountant”), which determination shall be final and conclusive. For purposes of making the foregoing determination, a certified public accountant who is also a partner in one of the following accounting firms shall be deemed an Acceptable Accountant: KPMG, Deloitte Touche Tohmatsu, or Ernst & Young. Notwithstanding anything to the contrary in this Section 3.6(D), any current auditor of any Affiliate of Buyer or Seller that is a publicly traded company (including Chevron) shall not be deemed to be an Acceptable Accountant.

3.7
Costs and Expenses. Seller and Buyer shall each pay their own costs and expenses in relation to the preparation, negotiation and execution of this Agreement and the documents contemplated or executed pursuant to this Agreement.

4.	CLOSING

4.1	Closing.

(A)
Subject to the terms and provisions of this Agreement, the closing of the purchase and sale of the Assets and other transactions contemplated by this Agreement (“Closing”) shall occur on the Closing Date.

(B)
The Closing shall occur on or before the third (3rd) Business Day following the satisfaction or waiver of the Conditions Precedent, or on such other date as Seller and Buyer may agree in writing (the “Closing Date”). Seller and Buyer agree time is of the essence and if the Closing does not occur on or before April 1, 2013 (the “Final Closing Date”), either Seller or Buyer, if not in breach hereunder, may terminate this Agreement by providing Notice to the other party, without prejudice to any Party's rights and remedies for default under applicable law and under this Agreement. Once the Closing has occurred, the Closing shall be deemed to have occurred at 11:59 p.m. Central Daylight or Standard Time, as the case may be, on the Closing Date.

4.2	Place of Closing. The Closing shall take place at Seller's offices located at 4800 Fournace Place, Bellaire, Texas, or such other place as the Parties may agree in writing.

5.	TERMINATION

5.1	Termination of Agreement. This Agreement may be terminated in accordance with Section 5.2 and Section 5.3 only under any of the following provisions of this Agreement:

(A)
Pursuant to Section 14.5(A), by Seller for failure of Buyer or Pipeline Buyer to satisfy a Condition Precedent set forth in Section 14.1 or in Section 14.1 of the Pipeline Interests ASPA, respectively.

(B)	Pursuant to Section 14.5(B), by Buyer for failure of Seller or NWTC to satisfy a Condition Precedent set forth in Section 14.2 or in Section 14.2 of the Pipeline ASPA, respectively.

(C)
Pursuant to Section 14.5(C), by either Party if a Condition Precedent set forth in Section 14.3 or in Section 14.3 of the Pipeline ASPA is not satisfied by the Final Closing Date or such later date as may be agreed in writing by the Parties.

(D)	Pursuant to Section 11.1(C), by Seller in the event of Buyer's or Pipeline Buyer's violation of Section 11.1(B) or Section 11.1(B) of the Pipeline ASPA, respectively.

(E)
Pursuant to Section 17.1(C), by Seller in the event of Buyer's or Pipeline Buyer's violation of the provisions that prohibit conflicts of interest in Section 17.1(A) or Section 17.1(A) of the Pipeline ASPA, respectively.

5.2
Termination Notice. In the event Seller or Buyer is permitted to terminate this Agreement in accordance with Section 5.1, then such Party may terminate this Agreement by providing Notice to the other Party, provided that no Party may terminate this Agreement if it is then in default of any of its obligations under this Agreement. No Termination shall relieve any Party of any liability for any breach of this Agreement occurring prior to such Termination.

5.3	Remedies Upon Termination. In addition to any other specific provision in this Agreement, the following applies in the event of a Termination:

(A)
Buyer shall promptly return to Seller all original documents, data or materials delivered to Buyer by Seller, and destroy all copies and reproductions (both written and electronic) in its possession and in the possession of persons to whom it was disclosed.

(B)
If the Closing does not occur for reasons other than as set forth in Section 5.3(C) or Section 5.3(D) and this Agreement is terminated, Seller shall return the Deposit to Buyer, each party will otherwise be responsible for its own expenses incurred in connection with this Agreement, and neither Seller nor Buyer shall have any remedy against the other arising out of this Agreement or the Termination except with respect to those provisions of this Agreement which expressly survive the Termination.

(C)
If Seller terminates this Agreement pursuant to Sections 5.1(A), 5.1(D) or 5.1(E), or because Buyer commits a material breach of Buyer's obligations under this Agreement or otherwise fails, refuses, or is unable for any reason not permitted by this Agreement to close on this transaction, Seller may retain the Deposit as liquidated damages in lieu of all other damages and as Seller's sole remedy against Buyer for such failure to close.

(D)	If Seller terminates this Agreement pursuant to Section 5.1(C), Buyer shall be entitled, as Buyer's sole and exclusive remedy, to receive from Seller a refund of the Deposit.

(E)
If Buyer terminates this Agreement because the Closing does not occur due to a material breach by Seller of Seller's obligations under this Agreement, and such breach is (i) not cured within thirty (30) days following written notice by Buyer to Seller of such breach or (ii) by its nature cannot be cured prior to the Final Closing Date, and provided that Buyer is without fault for such failure, refusal, or inability by Seller to fulfill such obligations, Buyer shall be entitled, as Buyer's sole and exclusive remedy, to elect one of the following remedies:

(1)	Receive from Seller a refund of the Deposit.

(2)
Not receive a refund of the Deposit, and seek specific performance of Seller's obligations to sell the Assets to Buyer under the terms and conditions of this Agreement, in lieu of all other remedies. In the event Buyer elects to seek specific performance pursuant to this Section 5.3(E)(2), Buyer must do so by filing the appropriate documents to commence dispute resolution in accordance with Section 19 no later than the earlier of thirty (30) days following the expiration of the cure period described in Section 5.3(E) and the Final Closing Date. If Buyer is unsuccessful in obtaining specific performance of Seller's obligations to sell the Assets to Buyer through the dispute resolution process provided for in Section 19, Buyer shall not be entitled to then receive from Seller a refund of the Deposit. Nothing contained herein shall be deemed an admission by Seller that specific performance is an appropriate remedy for Seller's alleged breach.

(F)	If the Closing does not occur under circumstances described in Section 5.3(C), Seller and Buyer acknowledge and agree that:

(1)
The Deposit is a reasonable estimate by the Parties of Seller's actual damages, including the value of Seller's holding the Assets off the market for the period governed by this Agreement, and that the extent of actual damages to Seller occasioned by failure to close would be extremely impracticable to ascertain.

(2)	Payment of such liquidated damages are reasonable and do not constitute a penalty.

(3)	The payment of such sum shall be the sole and exclusive remedy in lieu of any other damages or remedies available at law or in equity.

6.	Intentionally left blank

6.1	Intentionally Left Blank.

7.	REPRESENTATIONS AND WARRANTIES OF SELLER

7.1
Seller's Representations and Warranties. Seller represents and warrants to Buyer that, except as disclosed on Schedule 9 - Disclosures, as of the date hereof and as of Closing, the following statements are accurate:

(A)
Formation. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to carry out its business in the states where the Assets are located.

(B)	Authorization. Seller has full corporate or company power and authority to enter into and perform this Agreement, and has taken all actions necessary to authorize its execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by Seller.

(C)
Valid and Binding Obligation. This Agreement has been duly executed and delivered by its authorized officer or other representative and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, and no consent or approval of any other Person is required in connection with its execution, delivery and performance of this Agreement.

(D)
No Conflict with Governing Documents. Neither this Agreement nor the performance of this Agreement constitutes a default, violation or conflict with the articles of incorporation, by-laws or governing documents of Seller.

(E)
No Litigation or Arbitration Proceedings. To Seller's Knowledge, Seller is not a party to any litigation or arbitration or administrative proceedings in relation to the Assets that might reasonably be expected to delay, prevent or materially hinder the consummation of the transactions contemplated hereby or materially adversely affect the title to or value of any of the Assets.

(F)	Financial Statements. To Seller's Knowledge, the pro forma financial statements provided by Seller to Buyer in the Data Room are not materially misleading or inaccurate.

(G)
Environmental. Except as disclosed in the Data Room, there are, to Seller's Knowledge, no Environmental Obligations relating to the Assets that could reasonably be expected to have a Material Adverse Effect.

(H)
Environmental Permits. To Seller's Knowledge, Seller has obtained all Environmental Permits required for the ownership and operation of the Assets as they are currently being operated, except to the extent such failure to obtain such Environmental Permits would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect

(I)
Seller is not a Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code. In connection with the Affidavit of Non-Foreign Status in the form of Exhibit I - Affidavit of Non-Foreign Status, Seller represents and warrants to Buyer that it shall not be required to withhold Tax under Section 1445 of the Code in respect of this transaction.

(J)
No Brokers. Seller is not a party to, or in any way obligated under, nor does Seller have any Knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer will have any liability.

(K)
Real Property. Except for this Agreement, neither Seller nor any of its Affiliates have entered into any option, warrant, subscription or other right with a Third Party for the purchase or sale of the Real Property.

(L)	Material Applicable Permits and Assigned Contracts. To Seller's Knowledge, Seller has not, as of the Effective Date, received notice of any written claim of default by Seller under any Material Applicable Permit or under any Assigned Contract.

7.2
Seller's Knowledge. For the purposes of Section 7.1, “Knowledge” is defined as when Seller's Senior Supervisory Personnel responsible for the management and daily operation of the Assets have actual knowledge of the relevant subject matter, without any duty of inquiry.

8.	REPRESENTATIONS AND WARRANTIES OF BUYER

8.1
Buyer's Representations and Warranties. Buyer represents and warrants to Seller that, except as disclosed on Schedule  9 - Disclosures, as of the date hereof and as of Closing, the following statements are accurate:

(A)
Formation. Buyer is a limited liability partnership or company (as the case may be) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is, or shall be at Closing, duly qualified to carry out its business in the states where the Assets are located.

(B)
Authorization. Buyer has full corporate or company power and authority to enter into and perform this Agreement, and has taken all actions necessary to authorize its execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by Buyer.

(C)
Valid and Binding Obligation. This Agreement has been duly executed and delivered by its authorized officer or other representative and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, and no consent or approval of any other Person is required in connection with its execution, delivery and performance of this Agreement.

(D)
No Conflict with Governing Documents. Neither this Agreement nor the performance of this Agreement constitutes a default, violation or conflict with the articles of incorporation, by-laws or governing documents of Buyer.

(E)
No Brokers. Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Seller will have any liability.

(F)	BUYER'S EXPERIENCE. Buyer represents all of the following concerning its experience:

(1)	Buyer is in the business of seeking or acquiring, by purchase or lease, goods or services of types similar to the Assets for commercial or business use.

(2)	Buyer has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated hereby.

(3)	Buyer is not in a significantly disparate bargaining position.

(G)
Funding. Buyer has and will have at Closing sufficient funds to effect the payments due by it at Closing and to fulfill all of its other obligations as contemplated by this Agreement. The performance of any obligation by Buyer under this Agreement is not subject to any Third Party financing commitments or arrangements.

(H)	Conflict of Interest. No event has occurred prior to the Effective Date which, had it occurred after the Effective Date, would constitute a violation of Section 17.1.

9.	DISCLAIMERS, ACKNOWLEDGEMENTS AND WAIVERS

9.1	DISCLAIMERS. Except as otherwise expressly provided in Article 7 of this Agreement, the Seller makes all of the following disclaimers:

(A)	All of the Assets are being sold “AS IS, WHERE IS” and with all faults.

(B)
Neither Seller nor any Seller Parties makes any warranty or representation, express or implied in fact or by law, with respect to any matter or thing and disclaims all liability and responsibility for any representation, warranty, collateral contract, statement, assurance, opinion or information made or communicated (orally or in writing) to Buyer (including those by any officer, director, employee, agent, adviser, consultant or representative of Seller or any Affiliate of Seller), including any representation or warranty relating to any of the following:

(1)
The physical state, origin, quantity, quality, safety, title, compliance with government regulations, merchantability, fitness for any particular purpose or condition of any of the Assets including any property, plant and equipment used in the operation of any of the Assets.

(2)	The title to the Assets, including title to any of the Right of Way Interests.

(3)	Any technical, engineering, economic or other interpretations, forecasts or evaluations concerning the Assets.

(4)	Any Environmental Conditions.

(5)	Any estimates of the value of the Assets or future revenues generated by the Assets, or concerning current or future operating or maintenance costs.

(6)
The amount of any future costs associated with Decommissioning Obligations or Environmental Obligations relating to the Assets, or the extent of any liability related to Decommissioning Obligations or Environmental Obligations.

(7)
The accuracy or completeness of any information or data provided in the Data Room, or any other data, reports, records, projections, information or materials furnished or made available to Buyer at any time in connection with the sale of the Assets, including the quality, quantity or environmental condition of the Assets or any other matters contained in the Data Room or any other materials furnished or made available to Buyer by Seller or any Seller Parties. All such data, records, reports, projections, information and other materials furnished by Seller or otherwise made available to Buyer are provided to Buyer as a convenience, and shall not create or give rise to any liability of or against Seller. Any reliance on or use of the same shall be at Buyer's sole risk to the maximum extent permitted by law.

(8)	The ability of Buyer to claim or recover any costs incurred by it or by Seller in accordance with the terms of the Conveyance Documents.

(9)	The validity, continuing viability, ability to renew or otherwise obtain authorization with respect to any and all permits and authorizations by any Government Authority.

(10)	The merchantability, freedom from redhibitory vices or defects, fitness for a particular purpose, condition or conformity to models or samples of materials of any equipment, concerning the Assets.

9.2	BUYER ACKNOWLEDGEMENTS, WAIVERS AND AGREEMENTS.

(A)
Buyer acknowledges each of the disclaimers set forth in Section 9.1, and acknowledges and affirms that, except for the express representations made in Article 7 of this Agreement, it has not relied upon any representation, warranty, statement, opinion or information in entering into or carrying out the transactions contemplated by this Agreement and Buyer waives all rights and remedies which but for this Section 9 would or might have been available to it in respect of such representation, warranty, collateral contract, statement, assurance, opinion or information.

(B)
Buyer acknowledges that it has had an opportunity to inspect and review the Assets, including the information in the Data Room, and the items concerning the Assets disclosed in Schedule 9 - Disclosures. Buyer acknowledges and affirms that prior to the Closing it will have made its own investigation, analysis and evaluation of the Assets, the Claims, liabilities and obligations to be assumed by Buyer under this Agreement, and the operations, business and prospects relating to the Assets and such liabilities and obligations.

(C)
Buyer acknowledges and agrees that all the Assets will be acquired in its then “AS IS, WHERE IS” condition and with all faults, with an expressed acceptance and understanding of the disclaimers contained in this Agreement.

(D)	Buyer further acknowledges each of the following:

(1)
That the Assets have been used for Product storage and during such use, inadvertent and unintentional damage or spillage of lubricants, fuels, solvents and other petroleum products or hydrocarbons may have occurred.

(2)
That Buyer is receiving from Seller only whatever right or interests that Seller or Seller's Affiliate has in the Assets, including only the interest that Seller has in the Right of Way Interests, and that Seller has not represented or warranted that it has an interest in the entirety of the real property (including easements) underlying the Assets.

(3)
That Buyer assumes the risk that adverse physical conditions, including the presence of unknown or abandoned equipment, landfills, flowlines, pipelines and sumps, which may or may not have been revealed by Buyer's investigation, are located thereon or therein, and whether discovered, discoverable, hidden, known or unknown to Buyer as of Closing.

(4)	That the agreements listed in Schedule 2 - Description of Right of Way Interests may require consent of the landowner or grantor to assignment.

(5)
Seller has provided Buyer with access to the Data Room containing, among other things, certain financial information of Seller, and Seller has provided Buyer with other financial information as more particularly described on Schedule 9 - Disclosures. The financial information contains certain selected volumes, revenues, operating expenses, and capital investment information which are based on Seller's internal management information and internal profit reporting system (collectively, the “Financial Information”). This Financial Information was extracted from several of Seller's financial and operating systems for the purposes of management information and control and is not audited and may not be constructed in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in all circumstances. While the costs presented represent an estimate of what Seller believes can be attributed to its operations of the Assets, Buyer understands that certain allocations and prorations of costs, and certain corporate support service allocations and general and administrative costs, have been included in the Financial Information for analytical purposes.

(E)
Buyer agrees to assume full responsibility for compliance with all obligations attributable, in any way, to the Assets and all laws, orders, rules and regulations concerning all of such conditions, discovered, discoverable, hidden, known or unknown, and further agrees to indemnify and defend, the Seller Parties for same, including defense, indemnification and hold harmless for any Claims under all Environmental Laws, as defined in this Agreement or otherwise asserted.

(F)	Buyer agrees to indemnify and defend Seller and its Affiliates from any liabilities in relation to Claims made by Buyer or any Buyer Parties in relation to the matters described in this Section 9.2.

9.3	WAIVER OF CONSUMER RIGHTS.

(A)
In full consideration of Buyer's representations and warranties to Seller, Buyer waives its rights under the Texas Deceptive Trade Practices-Consumer Protection Act, Section 17.41 et seq., Texas Business & Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of Buyer's own selection, Buyer voluntarily consents to this waiver. In order to evidence its ability to grant the above waiver, Buyer represents and warrants to Seller all of the following:

(1)	Buyer is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use.

(2)	Buyer has knowledge and experience in financial and business matters that enables it to evaluate the merits and risks of the contemplated transaction.

(3)	Buyer is not in a significantly disparate bargaining position.

10.	CLAIMS, LIABILITIES AND INDEMNITIES

10.1	ALLOCATION OF LIABILITIES

(A)
ASSUMED OBLIGATIONS. Effective as of the Closing, Buyer assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all Claims, known or unknown, with respect to the Assets, regardless of whether such Claims arose prior to, on or after the Closing Date, including Claims relating in any manner to the ownership, operation or use of the Assets and the business related thereto, including all of the following (collectively, the “Assumed Obligations”):

(1)	Decommissioning Obligations related to or associated with operations and activities conducted on the Assets.

(2)
Obligations to perform all obligations applicable to or imposed on the owner or operator under the Assigned Contracts, the Right of Way Interests, the Applicable Permits or as required by agreements and laws.

(3)	Obligations to pay for actual or claimed property damage, personal injury or death relating to the Assets.

(4)	Obligations to dispose of or transport of any Hazardous Substances.

(5)	Any Third Party Claims that are brought on or after the Closing Date, other than Third Party Claims described in Section 10.1(B)(1).

(6)
Buyer Environmental Obligations, including obligations to clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and laws, including Environmental Laws.

Buyer does not assume any Claims for which Seller is required to indemnify Buyer pursuant to this Section 10.

(B)
RETAINED OBLIGATIONS. Effective as of the Closing, subject to the limitations set forth in Section 10.4 and otherwise in this Section 10, Seller shall retain and be responsible for any and all Claims, known or unknown, whether foreseeable or unforeseeable, relating and attributable to all of the following (collectively, the “Retained Obligations”):

(1)
Any Third Party Claims against Seller (other than Environmental Obligations) where liability is attributable to the ownership, operation, maintenance, improvement, use or closure of all or any portion of the Assets prior to the Closing Date and such Third Party Claim has been brought within one (1) year after the Closing Date.

(2)	Any Third Party Claims against Seller (other than Environmental Obligations) that have been brought prior to the Closing Date.

(3)	Seller Environmental Obligations.

10.2
BUYER'S INDEMNIFICATION. Effective as of the Closing, Buyer shall be responsible for, shall pay on a current basis, and defends, indemnifies, holds harmless and forever releases Seller and Seller Parties from and against any and all Claims arising from, based upon, related to or associated with all of the following:

(A)	Any breach by Buyer of its representations or warranties contained in Article 8 as though made at and as of the Closing.

(B)	Any breach by Buyer of its covenants and agreements under this Agreement.

(C)	The Assumed Obligations.

10.3
SELLER'S INDEMNIFICATION. Effective as of the Closing, subject to the limitations set forth in Section 10.4 and otherwise in this Section 10, Seller shall be responsible for, shall pay on a current basis, and defends, indemnifies, holds harmless and forever releases Buyer and Buyer Parties from and against any and all Claims arising from, based upon, related to or associated with all of the following:

(A)	Any breach by Seller of its representations or warranties contained in Article 7 as though made at and as of the Closing.

(B)	Any breach by Seller of its covenants and agreements under this Agreement.

(C)	The Retained Obligations.

10.4	LIMITATIONS ON LIABILITY. Seller's liability under Section 10.3 is limited by all of the following:

(A)
Seller shall not be liable for any individual Claim or Warranty Claim for which the amount of damages or other payment to which Buyer would otherwise be entitled is less than One Hundred Thousand U.S. Dollars (US$100,000) (excluding interest, costs and expenses).

(B)
Seller shall not be liable for any Claim or Warranty Claim unless the aggregate amount of Seller's liability in respect of all Claims and Warranty Claims made by Buyer (excluding any Warranty Claims excluded pursuant to Section 10.4(A)) under this Agreement and by Pipeline Buyer (excluding any Warranty Claims excluded pursuant to Section 10.4(A) of the Pipeline ASPA) under the Pipeline ASPA exceeds three and one-half percent (3.5%) of the Consolidated Purchase Price, and then only to the extent of such excess.

(C)	Seller shall not have any liability for indemnification under Section 10.4(A) in excess of eight and one-half percent (8.5%) of the Consolidated Purchase Price in the aggregate.

(D)
Seller shall not be liable in respect of any Claim (other than with respect to the Retained Obligations) or Warranty Claim unless Notice is given by Buyer to Seller in writing, giving reasonably detailed information concerning the Claim or Warranty Claim within six (6) months after the Closing Date. The liability of Seller in relation to any Claim (other than with respect to the Retained Obligations) or Warranty Claim pursuant to or in respect of this Agreement shall absolutely cease and terminate (if such Claim or Warranty Claim has not been previously satisfied, settled or withdrawn) six (6) months after the service of the Notice of such Claim or Warranty Claim given to Seller pursuant to Section 10.4(D), unless dispute resolution proceedings in accordance with Section 19 in respect of such Claim or Warranty Claim shall have been commenced in each case, within such six (6) month period. For this purpose, dispute resolution proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon Seller. In respect of any liability which is contingent, Seller shall have no liability unless and until such liability becomes an actual liability and is due and payable. This provision shall not operate to avoid a Claim or Warranty Claim made in respect of a contingent liability or not capable of being quantified within the time limits specified in this Section 10.4(D), provided that once the liability becomes actual or capable of being quantified, then Buyer shall be bound to commence legal proceedings, including arbitration, within the following three (3) months.

(E)	Claims relating to Alleged Title Defects are addressed solely in Article 11.

10.5	EXCLUSIVE REMEDY. The indemnification and remedies set forth in Sections 9.2, 10, 11, 13.2(D), 15 and 16.3 shall, from and after the Closing, constitute the sole and exclusive remedies of the parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided that nothing in this Section 10.5 shall prevent either party from seeking injunctive or equitable relief in pursuit of its indemnification claims under this Section 10.

10.6	CONFLICT OF INTEREST. Buyer indemnifies Seller against Claims that arise out of or in connection with any inaccuracy of the representations set out in Section 8.1(H) or any violation of Section 17.1.

10.7
INDEMNITY OBLIGATIONS REGARDLESS OF CAUSE. The indemnification, release, assumed obligations and retained obligations provisions provided for in this Agreement shall be applicable whether or not the Claims in question arose or resulted solely or in part from the gross, sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of law of or by any indemnitee. Buyer and Seller acknowledge that this statement complies with the express negligence rule and is conspicuous.

10.8
LIMITATION ON CLASSES OF DAMAGES. Buyer and Seller mutually waive and release to the fullest extent permitted by applicable law, and none of the Seller Parties or Buyer Parties shall be entitled to recover from Buyer or Seller or their respective Affiliates, all of the following Claims for damages arising out of this Agreement, whether such Claims are made in connection with an indemnity specified in this Section 10, a breach of any obligation under this Contract or otherwise, except for Claims arising from the obligation of a Party to indemnify the other Party for Third Party Claims:

(A)	Indirect or consequential loss, including all of the following:

(1)	Loss of prospective economic advantage or benefit.

(2)	Loss of business opportunity.

(B)	Punitive or exemplary damages.

(C)	Lost profits.

(D)
The waiver and release under this Section 10.8 applies regardless of the active, passive, contributory, concurrent, gross, or sole negligence, intentional, wanton, or willful misconduct, strict liability without fault, regulatory liability, or other fault or responsibility of either Party.

10.9	DEFENSE OF CLAIMS.

(A)
Whenever a Party (“Indemnifying Party”) indemnifies an indemnified party under this Agreement (“Indemnitee”) against Claims, the Indemnifying Party shall defend and hold the Indemnitee harmless against those Claims and against all reasonable costs, expenses and fees of any kind (including attorneys' fees) incurred by the Indemnitee in defending those Claims.

(B)
An Indemnitee shall promptly, and in any event within thirty (30) Business Days after receiving Notice of a Third Party Claim, notify the Indemnifying Party of the Third Party Claim in writing, giving reasonably detailed information concerning the Third Party Claim.

(C)
The Indemnifying Party shall have the right to, if requested in writing by the Indemnitee, conduct the defense of the Third Party Claim at its sole cost. An Indemnitee has the right to reasonably object to counsel selected by the Indemnifying Party and select alternative counsel at the cost of the Indemnifying Party.

(D)
Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 10.9(C) the Indemnitee may defend against the Third Party Claim in any manner it reasonably deems appropriate at the cost of the Indemnifying Party.

(E)
The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

(F)
Notwithstanding Section 10.9(D) the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not to be unreasonably withheld or delayed.

(G)
If a Third Party Claim is made, each Party agrees to provide to the other Party and its authorized employees and its professional advisers all material technical, legal and financial information necessary or conducive to the proper defense of the Third Party Claim. Each Party shall keep all such information confidential and only use the information in connection with the Third Party Claim.

10.10
INDEMNITY PAYMENTS. Indemnity payments made prior to Closing shall be treated as an adjustment to the Purchase Price. All indemnity payments shall be made on an after tax basis, which for the purpose of this Section 10.10 means that in calculating the amount of an indemnity there shall be taken into account the amount by which any liability for Taxes of the Indemnitee is actually increased as a result of the indemnity payment being received.

10.11	BUYER ACKNOWLEDGMENT. Buyer acknowledges and agrees that any Claim or Warranty Claim by Buyer or Third Party Claim (as applicable) shall be subject to all of the following:

(A)
No liability will attach to Seller under this Agreement to the extent that the loss has been recovered by Buyer under any other term of this Agreement or any other document referred to in this Agreement. Buyer may only recover once in respect of the same loss.

(B)	Seller shall not be liable for any Claim or Warranty Claim to the extent that the subject of the Claim or Warranty Claim has been or is made good or is otherwise compensated for without cost to Buyer.

(C)
No breach by a Party of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of any provision of this Agreement for any purpose hereunder and neither the other Party nor any Affiliate of the other Party shall have any Claim or recourse against such Party or its directors, officers, employees, Affiliates, controlling Persons, agents, advisors or representatives with respect to such breach if the other Party or any Affiliate had actual knowledge prior to the Closing Date of such breach or of the threat of such breach or the circumstances giving rise to such breach. Actual knowledge under this Section 10.11(C) will be deemed to include anything disclosed to Buyer in the Data Room.

10.12	NO BUYER CLAIMS. Buyer shall not be entitled to make any Claim or Warranty Claim in any of the following circumstances:

(A)	To the extent that Buyer has already been compensated for the matter or liability which would otherwise give rise to such Claim or Warranty Claim pursuant to other provisions of this Agreement.

(B)	In respect of matters or circumstances disclosed by Seller to Buyer including information disclosed in the Data Room and this Agreement.

(C)
To the extent that such Claim or Warranty Claim arises as a result of any change in, or in the judicial interpretation of, applicable law or an enactment or repeal of legislation or regulation, taking effect after the Closing Date or the withdrawal of any extra statutory concessions previously made (whether or not the change proposes to be effective retrospectively in whole or in part) or the act of the Government.

(D)	To the extent that such Claim or Warranty Claim arises as a result of a circumstance which arose with the written consent of Buyer or due to any act or omission of Buyer.

(E)	If any Claim or Warranty Claim arises or is increased as a result of the conduct of operations in respect of the Assets in accordance with normal terminal operating practice.

10.13
DUTY TO MITIGATE. Buyer shall take all reasonable steps to avoid, minimize or mitigate any loss, liability or damage which may give rise to a Claim, Warranty Claim, or Third Party Claim under or in connection with this Agreement, whether arising in contract, tort (including negligence) or otherwise. Buyer further agrees to take whatever actions are necessary to protect Seller from being subjected to any Claims with respect to the Environmental Obligations or Decommissioning Obligations, including removal, Remediation and restoration, and shall comply with reasonable requests by Seller that Buyer take such actions. Buyer shall provide to Seller such assistance as Seller may reasonably request in order to have Seller released from any notice issued to Seller in relation to the Assets pursuant to any applicable law.

11.	BUYER REVIEW OF ASSETS

11.1	Conduct of Investigation of Assets.

(A)
During the Review Period, Buyer and its accountants, engineers and other representatives and advisors, during normal business hours and upon reasonable advance Notice may, at Buyer's sole expense and risk, have reasonable access to the Assets and the files, books, records, documents, and other information relating thereto (other than certain privileged documents, confidential Third-Party documents and personnel file records and evaluative records pertaining to employees), without express or implied warranty of any kind regarding the accuracy of such information. Subject to Section 11.1(B), Seller will provide reasonable access to the Assets for such inspection of the Assets, including the environmental and physical condition of the Assets and the Environmental Obligations, and will make available for inspection and copying by Buyer originals or true and complete copies (at Seller's discretion) of any documents relating to the foregoing, including the documents listed in any Schedule. Prior to any such access, Buyer shall notify Seller of its desire for such access, and Buyer and Seller shall reasonably cooperate and determine a mutually acceptable time and date for such access. All documents or information obtained shall be subject to the confidentiality provisions of this Agreement. Buyer's inspections shall not unreasonably interfere with the business and operations of the Assets, shall not damage the Assets in any respect, shall not be invasive or destructive in any respect without the prior written consent of Seller and shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. In respect of these rights, Buyer acknowledges each of the following:

(1)
Any access to Seller-operated Assets or Seller's data is given as an accommodation only, at Buyer's sole cost, risk and expense, that Seller makes no representations whatsoever as to the accuracy, completeness, or reliability of any such information so, or otherwise, disclosed to or obtained by Buyer.

(2)	Buyer relies and depends on and uses any and all such information, review or inspection exclusively and entirely at its own risk and without any recourse to Seller whatsoever.

(B)
Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer conduct internal inspections of out of service tanks situated on the Real Property, conduct any sampling, boring, drilling or other invasive investigations activities (including soil borings, test pits and groundwater testing) or have any communications whether oral, written, electronic, or otherwise with any Government Authority specifically with respect to the Assets without the prior written consent of Seller.

(C)	Buyer's violation of Section 11.1(B) will constitute a material breach of this Agreement and just cause for Seller's immediate Termination pursuant to

Section 5.3(C) without penalty of any kind to Seller. Seller's right to terminate this Agreement shall be in addition to any other causes of action and remedies that may be available to Seller under law or equity or this Agreement and shall not in any way limit Seller's other rights against Buyer. Following each such entry by Buyer or its agents or contractors with respect to any such inspections, Buyer shall promptly restore, or cause to be restored, the Assets to their original condition as existed immediately prior to any such inspections.

(D)	Seller shall cooperate with Buyer in all reasonable respects, but at no out-of-pocket cost to Seller, in making any inspections pursuant to this Section 11.1.

(E)
Buyer hereby defends, indemnifies and holds harmless each of the operators of the Assets and Seller Parties from and against any and all Claims actually resulting from the access permitted pursuant to this Section 11.1 and the related due diligence activity conducted by Buyer or any of Buyer's representatives with respect to the Assets, even if such Claims arise out of or result from, solely or in part, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of law of or by a Seller Party, excepting only claims actually resulting from the gross negligence or willful misconduct of a Seller Party. The provisions of this Section 11.1 shall survive the Termination.

11.2	Insurance Required.

(A)	Buyer shall cause all persons and entities performing inspections at Buyer's request to maintain adequate and appropriate insurance in the following:

(1)
Workers' Compensation and Employer's Liability Insurance covering Buyer's liability for all Claims arising out of bodily injury, death, or occupational disease to its employees. Such insurance must comply with applicable laws where the inspection work is performed and, if applicable, the states, provinces and/or countries of residence of Buyer personnel performing the inspections.

(2)
General or Public Liability (third party, bodily injury and property damage) Insurance including coverage for Buyer's indemnity obligations to indemnitees for third party, bodily injury and property damage under this Agreement, products and completed operations, and sudden and accidental pollution. The policy must contain a cross liability or severability of interest provision and must include coverage for all areas where the inspection of the Assets is to be performed. The policy limit must not be less than Five Million U.S. Dollars (US$5,000,000) per occurrence.

(3)
If performance of the inspections requires Buyer to use motor vehicles, Buyer shall maintain, or require owners of the motor vehicles to maintain, Automobile Liability Insurance (including third party, bodily injury and property damage) extending to all vehicles used in the performance of the inspection of the Assets. The policy limit for this insurance must not be less than One Million U.S. Dollars (US$1,000,000) or its currency equivalent, per occurrence.

(B)
Before undertaking any inspections, Buyer (i) will deliver to Seller written evidence establishing to Seller's reasonable satisfaction that such adequate and appropriate insurance is being maintained and (ii) shall cause Seller to be named as an additional insured or an insured principal to the extent of Buyer's indemnity obligations to indemnitees for third party bodily injury and property damage pursuant to Section 11.1(E).

(C)
Unless prohibited by applicable law, waivers of subrogation in favor of Seller must be included in the insurance required by Section 11.2(A)(1) to the extent of Buyer's indemnity obligation to indemnitees for Buyer's employees under this Agreement.

(D)
Buyer shall provide Seller with certificates of insurance or other documentary evidence, satisfactory to Seller, of the insurance and endorsements required under Section 11.2(A). Seller's acceptance of this certificate does not constitute a waiver, release or modification of any of the insurance coverages and endorsements required under Section 11.2.

(E)
Buyer is solely responsible for payment of all deductibles or self-insured retentions that are applicable to Buyer's insurance, including all deductibles or self-insured retentions applicable to coverage of Claims made against indemnitees for which Buyer is responsible under this Agreement.

11.3	Alleged Title Defects.

(A)
Notice. If during the Review Period, Buyer identifies any Alleged Title Defect that exceeds the Individual Title Deductible and that was not reasonably discernible from the materials set out in the Data Room as it existed at the expiration of the Review Period or from other written materials or information provided Buyer by Seller prior to the expiration of the Review Period, Buyer may notify Seller in writing at any time on or prior to the expiration of the Review Period.

(B)
Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to the Closing (the “Cure Period”), any Alleged Title Defects of which it has been advised by Buyer. If Seller elects to cure any Alleged Title Defect with respect to Assets under this Agreement or any alleged title defect with respect to the “Assets” under the Pipeline ASPA, the Closing shall be extended, as necessary, until the date which is five (5) Business Days following Seller's completion of such cure, provided, that in no event shall Closing be extended beyond a date which is ninety (90) days after the originally scheduled Closing.

(C)
Remedies for Alleged Title Defects. Subject to Seller's right to dispute the existence of an Alleged Title Defect asserted by Buyer, in the event that any Alleged Title Defect timely asserted by Buyer is not waived in writing by Buyer or cured on or before the last day of the Cure Period, Seller shall, subject to Section 11.3(E), have the option to elect one of the following remedies:

(1)	Subject to the Individual Title Deductible and the Aggregate Deductible, a reduction in the Purchase Price by the value of the Alleged Title Defect.

(2)
Indemnification of Buyer by Seller against all liability resulting from such Alleged Title Defect pursuant to an indemnity agreement reasonably agreeable to the Parties, in which case the Purchase Price shall not be reduced.

(D)
Exclusive Remedy. This Section 11.3 shall be the exclusive right and remedy of Buyer with respect to any Alleged Title Defect, Seller's failure to have defensible title or any other title matter with respect to any Asset.

(E)
Limitations on Liability. Notwithstanding anything to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller (or CPL) for any individual Alleged Title Defect under this Agreement or the Pipeline ASPA for which the value of such Alleged Title Defect under this Agreement or the Pipeline ASPA does not exceed One Hundred Thousand U.S. Dollars (US$100,000) (the “Individual Title Deductible”). In addition, in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller (or CPL) for any Alleged Title Defect under this Agreement or the Pipeline ASPA that exceeds the Individual Title Deductible unless the value of all such Alleged Title Defects under this Agreement and the Pipeline ASPA that exceed the Individual Title Deductible, in the aggregate, excluding any Alleged Title Defects cured by Seller, exceeds three and one-half percent (3.5%) of the Consolidated Purchase Price (the “Aggregate Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Alleged Title Defects under this Agreement in excess of such Aggregate Deductible.

11.4	Casualty or Condemnation Loss.

(A)
If prior to the Closing Date any portion of the Assets or the “Assets” under the Pipeline ASPA is damaged or destroyed by Casualty Loss (“Consolidated Casualty Loss”), the transactions contemplated by this Agreement and the Pipeline ASPA shall nevertheless close. In the event that the aggregate amount the Consolidated Casualty Losses is reasonably determined by Seller to be less than Four Million U.S. Dollars (US$4,000,000), the transactions contemplated by this Agreement and the Pipeline ASPA shall nevertheless close and Seller shall have no obligation regarding the casualty. In the event that the aggregate amount of losses resulting from the Consolidated Casualty Losses is reasonably determined by Seller to be equal to or greater than Four Million U.S. Dollars (US$4,000,000), Seller, at Seller's sole discretion, shall select one of the following options which shall apply to the Consolidated Casualty Losses:

(1)
Seller may cause the Assets affected by such Casualty Losses to be repaired or restored to at least their condition prior to such Casualty Losses, at Seller's sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date).

(2)
Seller may determine to reduce the Purchase Price or the “Purchase Price” under the Pipeline ASPA, as applicable, by the amount of the applicable Casualty Loss as reasonably determined by Seller, provided, however, in such event:

(a)	The Parties shall select an independent, Third-Party appraiser to review and confirm the amount of the Casualty Loss to be applied to the reduction in Purchase Price, and provided.

(b)	Such process shall not delay the Closing Date..

(B)
If after the Effective Date but prior to the Closing Date, any portion of the Assets is taken in condemnation or under right of eminent domain by any Government Authority, the transaction contemplated by this Agreement shall nevertheless close. In such event, Seller shall, at Closing, pay to Buyer all sums paid to Seller or its Affiliates by Third Parties by reason of such taking and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller's or its Affiliates' right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties arising out of the taking.

(C)
If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the Effective Date, but no taking of such Asset or portion thereof occurs prior to the Closing Date, the transaction contemplated by this Agreement shall nevertheless close and Seller, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller's or its Affiliates' right, title and interest (if any) in such taking, including any insurance claims, unpaid awards and other rights against Third Parties arising out of the taking, insofar as they are attributable to the Assets threatened to be taken.

12.	COVENANTS

12.1	Operation of Assets Prior to Closing.

(A)
During the Interim Period, Seller, in its sole discretion, shall use, operate and maintain the Assets in substantially the same manner in which they have been used, operated and maintained prior to the Effective Date. In addition, Seller shall do the following:

(1)	Operate the Assets in the ordinary course of business.

(2)
Not sell, assign or encumber (except for Permitted Encumbrances) any portion of the Assets other than the sale in the ordinary course of the operations of other items having a per item fair market value of less than One Hundred Thousand U.S. Dollars ($100,000) of materials, supplies, spare parts, furniture, motor vehicles, rolling stock, tools, implements, appliances, machinery, equipment, improvements or other tangible personal property or fixtures forming a part of the Assets.

(B)	The provisions set forth in Section 12.1(A) do not apply, and Seller is entitled to act, or refrain from acting, in such a manner as Seller elects without reference to

Buyer or the provisions of Section 12.1(A), in respect of any of the following circumstances:

(1)	An act, omission or other matter expressly contemplated by this Agreement, including the taking of any steps necessary to satisfy the Conditions Precedent.

(2)	An act, omission or other matter undertaken in the event of emergency or where otherwise necessary, in the opinion of Seller, to safeguard any personnel or assets of Seller, including the Assets.

(3)	Not assign, transfer, amend or terminate any material Assigned Contract or Applicable Permit without the Buyer's prior written consent, such consent not to be unreasonably withheld or delayed.

12.2	Assigned Contracts.

(A)
At and effective as of the Closing, Seller shall assign all rights and delegate performance of all its duties to Buyer under the Assigned Contracts, and Buyer shall assume and agree to perform all duties of Seller under each such Assigned Contracts. Such assumption by Buyer includes its assumption of any termination charges associated with a termination of any such Assigned Contract made after the Closing. No contracts relating to the ownership and/or operation of the Assets shall be assigned by Seller under this Agreement other than the Assigned Contracts.

(B)
Notwithstanding Section 12.2(A), the Assigned Contracts described in Schedule 4 - Assigned Contracts as requiring consent from Third Parties (other than Customary Post Closing Consents) as a condition to any such transfer or assignment shall not be transferred or assigned unless the proper consent shall have been obtained. Seller and Buyer shall cooperate and shall undertake promptly after the Effective Date such action as may be required to satisfy any such notice or consent requirements as of the Closing Date, but at no out-of-pocket cost to Seller.     If Seller fails to obtain a consent (other than a Customary Post Closing Consent) prior to the Closing and the failure to obtain such consent would cause (i) the assignment of such Asset to Buyer to be void or (ii) termination of the Assigned Contract under the express terms thereof, then the Asset (or portion thereof) subject to such failed consent shall be excluded from the Assets to be conveyed to Buyer. For a period of 90 days following Closing, Seller and Buyer shall use their commercially reasonable efforts to attempt to obtain any such consent. If such consent is obtained within such period, then Seller shall convey to Buyer the Asset (or portion thereof) which was excluded from the Assets. Until such consent is obtained, Seller and Buyer shall use reasonable efforts to provide to Buyer the benefits and obligations of the affected Assets so long as the foregoing does not result in the breach of any underlying Assigned Contract.

12.3	Applicable Permits.

(A)
Buyer and Seller shall undertake reasonable efforts, each as to matters within its control, but at no out-of-pocket cost to Seller, to cause the Applicable Permits to be transferred or reissued in favor of Buyer as of the Closing Date.

(B)
At and effective as of the transfer or reissuance of each such Applicable Permit, Buyer shall assume and agree to perform all duties under such Applicable Permit from and after the Closing. Notwithstanding the foregoing, the Applicable Permits described in Schedule 5 - Applicable Permits as requiring notice, consent, or action by any Government Authority with competent jurisdiction or Third Party (“Applicable Permit Consent Requirements”) shall not be transferred or assigned until and unless the proper notice or consent shall have been satisfied.

12.4	Assignment of Right of Way Interests.

(A)
At and effective as of the Closing, Seller shall assign all rights and delegate performance of all its duties to Buyer under the Right of Way Interests, and Buyer shall assume and agree to perform all duties of Seller under such Right of Way Interests, pursuant to one or more Assignment and Assumption of Right of Way Interests in substantially the form of Exhibit C - Form of Assignment and Assumption of Right of Way Interests.

(B)
Notwithstanding Section 12.4(A), the Right of Way Interests described in Schedule 2 - Right of Way Interests as requiring consent from Third Parties as a condition to any such transfer or assignment shall not be transferred or assigned unless the proper consent shall have been obtained except to the extent any such consent is a Customary Post Closing Consent. Seller and Buyer shall cooperate and shall undertake promptly after the Effective Date such action as may be required to satisfy any such notice or consent requirements as of the Closing Date, but at no out-of-pocket cost to Seller. If Seller fails to obtain any such consent (other than a Customary Post Closing Consent) prior to the Closing and the failure to obtain such consent would cause (i) the assignment of such Right of Way Interest to Buyer to be void or (ii) termination of the Right of Way Interest under the express terms thereof, then the Asset (or portion thereof) subject to such failed consent shall be excluded from the Assets to be conveyed to Buyer. For a period of one hundred eighty (180) days following Closing, Seller and Buyer shall use their commercially reasonable efforts to attempt to obtain any such consent. If such consent is obtained within such period, then Seller shall convey to Buyer the Right of Way Interest (or portion thereof) which was excluded from the Assets. Until such consent is obtained, Seller and Buyer shall use reasonable efforts to provide to Buyer the benefits and obligations of the affected Assets so long as the foregoing does not result in the breach of any underlying agreement granting such Right of Way Interest.

12.5	HSR Clearance.

(A)
Within three (3) Business Days after the Effective Date, all Parties shall promptly file with the United States Federal Trade Commission (“FTC”) and the Department of Justice (“DOJ”), as applicable, the required notification and report forms due under the HSR Act and shall as promptly as practicable furnish any supplemental information that may be requested in connection therewith. Any such notification and report form and additional information, if any, submitted to the FTC or the DOJ shall be in substantial compliance with the requirements of the HSR Act. Each of Buyer and Seller shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Buyer shall pay any HSR Act filing fee as provided by statute. Otherwise, Seller and Buyer shall each pay their own preparation costs and expenses and shall take all reasonable steps to achieve early termination of applicable HSR Act waiting periods. Each of Buyer and Seller shall keep the other apprised in a prompt manner of the status and substance of any communications with, and inquiries or request for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Seller and Buyer shall use reasonable efforts to cause any waiting period under the HSR Act with respect to the transactions contemplated herein to expire or terminate at the earliest time that is reasonably practicable and will request “early termination” with respect to the waiting period under the HSR Act. If the waiting period under the HSR Act has not expired at such time as the other conditions precedent set forth in Section 14 have been satisfied or otherwise waived, either Party may extend the Closing by up to ninety (90) days (the “HSR Extension”). In the event that Buyer reasonably determines that the transactions contemplated by the terms of this Agreement do not require filing under the HSR Act, Buyer shall provide a letter representing that filing is not required in a form reasonably acceptable to Seller.

(B)
If the transactions contemplated by this Agreement are enjoined other than through a temporary restraining order (whether preliminarily or permanently) as a result of any injunction or other order in any action or proceeding brought by any Government Authority that seeks to prevent the Closing of this transaction as a violation of any antitrust law as long as the basis of the court order is not solely a violation of Section 7A of the HSR Act, Buyer will make all necessary efforts to effect the dissolution or lifting of any such injunction or other order and to satisfy the conditions set forth in Section 14.3(A).

12.6	PHMSA Audit. In the event that the PHMSA Audit results in any financial or other responsibilities, the following shall apply:

(A)	Seller shall pay any monetary fines that are imposed for operations that occurred prior to the Closing Date or for any improvements required to comply with the PHMSA Audit prior to the Closing Date.

(B)
Buyer shall pay for any improvements required by the PHMSA Audit to comply with any Notice of Probable Violation (“NOPV”) after the Closing Date, and if applicable, any fines due attributable to Buyer's failure to comply with any such NOPV.

12.7
Further Assurances. Seller and Buyer agree to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary (including executing and delivering, from time to time, at the request of the other all such further conveyance documents, assignments and further assurances as reasonably may be required) to consummate the purchase and sale contemplated by this Agreement, provided that no such action or execution and delivery of such documents, assignments and further assurances shall increase or otherwise modify or affect the duties or obligations of the Parties. Each Deed and Assignment and Assumption of Right of Way Interests shall be promptly recorded by Buyer at Buyer's expense following execution and delivery. Buyer agrees to grant such easements to Seller or its Affiliates on reasonable terms at or following the Closing to the extent such easements are reasonably required for Seller's continuing operation of its crude facility or related operations following the completion of the SLS Project.

12.8	Notification of Certain Matters.

(A)	During the Interim Period, Seller and Buyer shall promptly notify each other of any of the following:

(1)
Any information that indicates that any representation or warranty contained herein was not true and correct as of the Effective Date or will not be true and correct as of the Closing Date, if applicable.

(2)
The occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to consummate the transactions contemplated hereunder on or before the date or dates set forth in Section 4.1 or to satisfy a Condition Precedent.

(3)
Any notice or other communication from any Third Party alleging that the consent or waiver of such Third Party is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(4)	Any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a default under any Material Applicable Permit.

(B)
During the Interim Period, Seller shall confer on reasonable request (but no more often than one time every two weeks) with one or more Specified Individuals of Buyer to report on operational matters and to report the general status of ongoing operations at the Facilities. The Specified Individuals of Buyer are listed in Schedule 11 - Specified Individuals.

12.9
Proprietary Technical Information. Seller may remove all proprietary technical information in written form that is owned by a Third Party or is in use at the Facilities and is proprietary to Seller or its Affiliates and is not specifically included as part of this sale and listed in Schedule 1 - Description of Assets (collectively “Seller Proprietary Information”), including:

(A)	Information that is contained in standard technical and practices manuals, guides and books.

(B)
Information that is contained in research studies and reports, particularly those directed to processes, methods or apparatuses that are not operated or used or presently planned for use in connection with the Assets.

(C)	Information that is contained in reports unrelated to operation of the Assets.

(D)	Information that is contained in reports, specifications or formulations of test products that have not been made available commercially.

(E)	Information that is embodied in the form of computer programs directly or indirectly accessible from local or remote computer installations.

12.10	Insurance Matters.

(A)	Seller and Buyer acknowledge and agree to all of the following:

(1)	After the Closing, no insurance coverage is provided with respects to the Assets under the Seller's Insurance Policies.

(2)
After the Closing and except as otherwise expressly provided in this Agreement, all rights or Claims, whether or not known, which may arise under or with respect to the Seller's Insurance Policies, will be deemed assigned to the Seller.

(3)
After the Closing, no Claims regarding any matter whatsoever, whether arising from events occurring prior to, at or after the Closing, shall be made against or with respect to the Seller's Insurance Policy by Buyer or its successors, assignees, or any Persons or entities subrogated to the rights thereof.

(B)	Each of the obligations and undertakings set out in this Section 12.10 shall continue in force after Closing to Seller, Buyer, and all of their successors or assigns.

12.11	Termination of Guaranties and Other Commitments. As of the Closing, all of the following shall be canceled or terminated (the “Terminated Commitments”):

(A)	Comfort letters, guaranties or other similar undertakings made by Seller or any of its Affiliates to third parties in connection with the Assets

(B)	Insurance policies, letters of credit, surety bonds, and related indemnity and premium agreements arranged and maintained by any Seller or any of their Affiliates with respect to the Assets.

(C)	Any credit card accounts issued by any Seller or any of their Affiliates to any employees in connection with the Assets.
Prior to Closing, Buyer shall arrange for substitute security for any commitments for which security has been given which commitments are assumed by Buyer which are canceled pursuant to this Section 12.11 including those items set forth and described in Schedule 10 - Terminated Commitments. At least fifteen (15) days prior to the date that is five (5) days prior to Closing, Seller shall have provided Buyer with the information it would need to meet Buyer's responsibilities under this Section 12.11.

12.12
Transition Services to Pipeline Buyer. At Closing, Pipeline Buyer and CPL will enter into a Transition Services Agreement in the form of Exhibit G - Form of Transition Services Agreement, pursuant to which CPL will provide to Pipeline Buyer the following transition services:

(A)
To allow Pipeline Buyer the time to complete the installation of equipment and to prepare to fully operate the Assets, CPL will provide certain services as to the operation of the Assets immediately upon transfer to Pipeline Buyer on the Closing Date and for the period agreed to by the Parties thereafter.

(B)
To allow CPL the time to complete the SLS Project, CPL will provide certain services as to the execution of the SLS Project immediately upon transfer to Pipeline Buyer on the Closing Date and for the period agreed to by the Parties thereafter.

12.13
Exclusivity. Prior to Closing, but only so long as this Agreement remains in effect and has not been terminated in accordance with the provisions hereof, Seller agrees that it will not negotiate or pursue "back-up" contracts or purchase offers from other prospective purchasers of the Assets or negotiate or pursue a possible sale, recapitalization, merger or other disposition of all or a substantial portion of the Assets or any interest therein with any other party in connection therewith.

12.14
Seller's/Affiliates' Insignia. Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the Seller's/Affiliates' Insignia, or any trademark confusingly similar thereto or dilutive thereof. From and after the Closing, Buyer agrees that it shall do the following:

(A)
Cease using the Seller's/Affiliates' Insignia in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (such as signage), and to cease such limited usage of the Seller's/Affiliates' Insignia as promptly as possible after the Closing and in any event within ninety (90) days following the Closing Date.

(B)
Remove, strike over or otherwise obliterate all Seller's/Affiliates' Insignia from all of the Assets. The parties agree, because damages would be an inadequate remedy, that a party seeking to enforce this Section 12.14 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity. This covenant shall survive indefinitely without limitation as to time.

12.15
Retention of Records. For a period of ten (10) Years after the Closing Date, or such longer period s may be prescribed by law, Buyer shall retain books, records and other documents pertaining to the Assets and evidencing the operations and maintenance obligations or the cost reimbursement rights of Buyer hereunder, and will make such books, records and documents available to Seller for inspection and copying at Seller's expense upon reasonable Notice at Buyer's headquarters (or such other place that is mutually agreeable to Buyer and Seller) at reasonable times and during office hours. In addition, Buyer will cooperate in providing information required by Seller to complete reports, statements or other submissions required by law and as are reasonably necessary for Seller's tax and audit purposes.

12.16
Subdivision. CPL shall take reasonable steps to implement a legal subdivision of CPL's Salt Lake Station Property in connection with the SLS Project prior to Closing. In the event the legal subdivision is not completed by the Closing Date, CPL will continue this effort, and Pipeline Buyer will cooperate as requested by CPL, under the Transition Services Agreement.

12.17
Title Policies and Surveys. Buyer, at its sole cost and expense, may procure owner's title insurance commitments and title insurance policies from a title company or companies of its choice with respect to the fee owned Real Property and/or the insuring of title subject only to the Permitted Encumbrances and such other general title exceptions as may be raised by the title company(s); provided, that Buyer's ability or inability to obtain title insurance on such Real Property shall not result in an adjustment to the Purchase Price or delay of the Closing Date. If Buyer requests extended coverage policies or any endorsements to the title policies, Buyer shall also be responsible for the cost of such extended coverage and endorsements and the delivery of any documentation required by the title company in connection with the issuance of such extended coverage and endorsements (including surveys and/or zoning reports), however, Seller shall deliver the documentation required by the title company in connection therewith as described below. At Buyer's request, Seller and its Affiliates shall cooperate with and assist Buyer with any reasonable request in Buyer's efforts to obtain such title policies and shall execute and deliver to Buyer's title company such affidavits, certificates and other documentation as are customary and reasonably requested to cause the title company(s) to issue standard coverage title insurance policies for the Real Property, provided that no such cooperation or assistance and nothing in such affidavits, certificates or documentation shall require Seller or its Affiliates to incur any additional liabilities or obligations to any Person that are not otherwise expressly set forth in this Agreement. Prior to Closing, the Buyer may, at its sole cost and expense, obtain and update any surveys pertaining to the Real Property.

12.18
Financial Statements. Seller shall provide Buyer and its independent accountant with reasonable access to necessary personnel and relevant supporting documentation to allow the accountants to prepare audited carve-out financial statements with respect to the Assets (the “Financial Statements”). Seller will allow reasonable access and time, prior to Closing, for Buyer to complete this process by Closing but in any case no later than thirty (30) days after the Closing. Buyer acknowledges that the Financial Statements may not necessarily reflect the financial position, results of operations or cash flows that the Northwest Products Pipeline System might have had in the past, or might have in the future, if it had existed as a separate, stand-alone enterprise. All expenses incurred with respect to such audit shall be borne by Buyer.

13.	ENVIRONMENTAL MATTERS

13.1
Seller's Environmental Obligations. “Seller's Environmental Obligations” means any Claim (other than Claims by subsequent owners or operators of all or any part of the Assets) arising out of any losses or liabilities attributable to the offsite treatment, reclamation, recycling or disposal of Hazardous Materials transported or arranged to be transported by Seller from the Assets prior to the Closing Date.

13.2	Buyer's Environmental Obligations. As of the Closing, and excluding the Seller Environmental Obligations and any Claims identified in Schedule 9 - Disclosures, Buyer specifically assumes and shall be responsible for all Environmental Obligations with respect to the Assets, in accordance with all of the following (“Buyer Environmental Obligations”):

(A)
All Environmental Obligations with respect to the Assets, including any and all Claims under any Environmental Law with respect to the Assets, and any Environmental Obligations existing prior to or as of the Closing Date or relating to periods arising before the Closing Date.

(B)	Any and all Claims in respect of Environmental Conditions arising from any act or omission by Buyer after the Closing Date or any failure by Buyer to comply with any Environmental Law.

(C)
All Decommissioning Obligations with respect to the Assets, including any and all Claims under any applicable law with respect to the Decommissioning Obligations, and any Decommissioning Obligations existing prior to or as of the Closing Date or relating to periods arising before the Closing Date.

(D)	All Hazardous Materials in accordance with the following:

(1)
It is expressly recognized by Buyer that the Assets may contain Hazardous Materials as a result of operations. After the Closing Date, the generation, formation, or presence of Hazardous Materials in or on the Assets shall be the sole responsibility of Buyer.

(2)
Buyer and all future assignees and successors of Buyer shall indemnify and defend Seller and the Seller Parties from any and all Claims (including expenses associated with investigation of claims, testing and assessment), whether based on any theory of negligence, tort, breach of contract, breach of warranty, strict liability, regulatory liability or statutory liability, regardless of the sole, joint or concurrent negligence, breach of contract, breach of warranty, strict liability, regulatory liability, statutory liability, or other fault or responsibility of Seller or any other person or party, in any way arising from, resulting from or related to the presence of Hazardous Materials, whether such Hazardous Materials were in place before or after the Closing Date.

(E)
All future assignees and successors of Buyer shall indemnify and defend Seller and the Seller Parties from and against any and all Claims under any Environmental Law with respect to the Assets and Buyer shall duly notify all such assignees and successors of such obligations. Any conveyance, transfer or assignment of all or part of the Assets by Buyer, its successors or assigns, in which the grantee, transferee or assignee fails to expressly assume this obligation, shall be deemed null and void.

13.3
Transfer of Pre-Closing Environmental Liabilities. To the extent there is at Closing any regulatory oversight document currently in force or put in place by an applicable regulatory agency, Buyer and Seller will cooperate to jointly seek an acknowledgment from the applicable regulatory agency that Buyer has assumed Seller's obligations under such regulatory oversight document.

13.4
WAIVER. Buyer waives for all purposes all objections associated with the environmental and physical and other condition of the Assets (including environmental contamination and Environmental Conditions), and releases and discharges Seller Parties in respect of all Claims Buyer Parties may have in connection with the environmental and physical and other condition of the Assets (including environmental contamination and Environmental Conditions), except in respect of Seller Environmental Obligations. Buyer, acting on behalf of itself and the Buyer Parties and their successors and assigns, irrevocably waives any and all Claims, and releases and discharges Seller Parties in respect of all Claims, except Claims covered under Seller's indemnities pursuant to Section 10.3, that they may now or hereafter have against Seller and the Seller Parties associated with the same.

14.	CONDITIONS PRECEDENT

14.1
Conditions Precedent to Seller's Obligations. The obligations of Seller to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Seller except as otherwise prohibited by law:

(A)	Purchase Price. At the Closing, Buyer shall deliver the Purchase Price (less the amount of the Deposit) in accordance with Section 3.1 hereof.

(B)
Accuracy and Performance of Buyer's Representations and Warranties, and Covenants. Each of the representations and warranties of Buyer set forth in Section 8 shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality) on and as of the Effective Date and on and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date). Each of the covenants of Buyer required by this Agreement to be performed and complied with at or prior to the Closing shall have been duly performed and complied with at or prior to the Closing.

(C)
Absence of Litigation. No litigation or administrative proceeding shall be pending (or threatened), and no investigation shall have been commenced (and be pending), by any Third Party seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which makes it unreasonable to proceed with the consummation of the transactions contemplated hereby.

(D)
Required Consents and Termination of Guaranties. Subject to Section 12.2 and 12.3, all notice requirements, all Applicable Permit Consent Requirements, and/or all other regulatory action requirements shall have been satisfied for transfer of the Applicable Permits identified as “Material Applicable Permits” in Schedule 5 - Applicable Permits. Any guaranties or other undertakings by Seller or its Affiliates for the benefit of the Assets shall have been terminated conditioned on Closing.

(E)	Delivery of Conveyance Documents. Buyer shall have executed, acknowledged where applicable, and delivered to Seller the Conveyance Documents pursuant to Section 2.5.

(F)
Transition Services Agreement. Pipeline Buyer shall have executed and delivered to CPL the Transition Services Agreement in the form attached hereto as Exhibit G - Form of Transition Services Agreement.

(G)	Parent Guaranty. Parent Guarantor shall have executed and delivered to Seller the Parent Guaranty attached hereto as Exhibit F - Form of Parent Guaranty.

14.2
Conditions Precedent to Buyer's Obligations. The obligations of Buyer to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions precedent, each of which may be waived by Buyer except as otherwise prohibited by law:

(A)	Delivery of Conveyance Documents. Seller shall have executed, acknowledged where applicable, and delivered to Buyer the Conveyance Documents pursuant to Section 2.5.

(B)
Accuracy and Performance of Seller's Representations and Warranties, and Covenants. Each of the representations and warranties of Seller set forth in Article 7 shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality) on and as of the Effective Date and on and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date). Each of the covenants of Seller required by this Agreement to be performed and complied with at or prior to the Closing shall have been duly performed and complied with at or prior to the Closing.

(C)
Absence of Material Litigation. No material litigation or administrative proceeding shall be pending (or threatened), and no investigation shall have been commenced (and be pending), by any Third Party seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which makes it unreasonable to proceed with the consummation of the transactions contemplated hereby.

(D)
Affidavit of Non-Foreign Status. On the Closing Date, Seller shall deliver to the Buyer an affidavit in substantially in the form attached hereto as Exhibit I - Affidavit of Non-Foreign Status (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number, and (iii) providing its address, all pursuant to Section 1445 of the Code (the “Affidavit of Non-Foreign Status”).

(E)	Transition Services Agreement. CPL shall have executed and delivered to Pipeline Buyer the Transition Services Agreement in substantially the form of Exhibit G - Form of Transition Services Agreement.

14.3
Conditions Precedent to Both Parties' Obligations. The following are the Conditions Precedent to both Seller's and Buyer's respective obligation to consummate the transactions contemplated by this Agreement, unless waived in writing by both Parties:

(A)	HSR Act. Any applicable waiting period under the HSR Act, shall have expired or been earlier terminated, and any appropriate approvals under the HSR Act shall have been obtained.

(B)	Casualty Losses. The sum of all Consolidated Casualty Losses shall be less than ten percent (10%) of the Consolidated Purchase Price.

(C)
Pipeline ASPA. The transactions contemplated by the Pipeline ASPA shall have been consummated or can be consummated simultaneously with the Closing, in each case, in accordance with the terms of the Pipeline ASPA.

14.4	Fulfillment of Conditions Precedent.

(A)
Each Party shall, and shall procure that each of its Affiliates shall, use reasonable endeavors to satisfy the Conditions Precedent, including the execution of all such other documents, acts and things as may be reasonably required in order to satisfy the Conditions Precedent. Each Party shall keep the other fully informed of its progress with regard to the satisfaction of the Conditions Precedent.

(B)
Each Party shall promptly provide to the other Party all such information and documentation concerning that Party as may be necessary to enable the other Party to prepare and submit all necessary filings required by any Government Authority in connection with the transactions contemplated by this Agreement and otherwise to satisfy the Conditions Precedent.

(C)
Each Party shall make all filings and submissions and shall take all other actions necessary, proper or advisable under applicable statutes, laws, rules, regulations, or orders to obtain any required approval or clearance by any Government Authority with jurisdiction over the transactions contemplated hereby. Each Party shall furnish all information required for any applicable submission or other filing to be made pursuant to any applicable statutes, laws, rules, regulations, or orders in connection with the transactions contemplated hereby, including all necessary filings and notifications required under the HSR Act. Each of the Parties shall cooperate with the other in promptly filing any other necessary applications, reports or other documents with any Government Authority having jurisdiction with respect to this Agreement and the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by such Government Authority.

14.5	Right to Terminate for Failure to Satisfy Conditions Precedent.

(A)
If Buyer shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Buyer shall have become untrue, in any case such that the Conditions Precedent set forth in Section 14.1 would not be satisfied (assuming for purposes of this Section 14.5(A) that the references in Section 14.1 to “Closing Date” mean the date of Termination pursuant to this Section 14.5(A)), and such breach shall not be curable, or, if curable, shall not have been cured within thirty (30) days after Notice of such breach is given to Buyer by Seller, then Seller may terminate this Agreement in accordance with Section 5.1(A) by providing Notice to Buyer in accordance with Section 5.2; provided , that Seller may not terminate this Agreement under this Section 14.5(A) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Buyer would then be entitled to terminate this Agreement under Section 14.5(B) (without giving effect to the proviso in Section 14.5(B)).

(B)
If Seller shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Seller shall have become untrue, in any case such that the Conditions Precedent set forth in Section 14.2 would not be satisfied (assuming for purposes of this Section 14.5(B) that the references in Section 14.2 to “Closing Date” mean the date of Termination pursuant to this Section 14.5(B)), and such breach shall not be curable, or, if curable, shall not have been cured within thirty (30) days after Notice of such breach is given to Seller by Buyer, then Buyer may terminate this Agreement in accordance with Section 5.1(B) by providing Notice to Seller in accordance with Section 5.2; provided that Buyer may not terminate this Agreement under this Section 14.5(B) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Seller would then be entitled to terminate this Agreement under Section 14.5(A) (without giving effect to the proviso in Section 14.5(A)).

(C)
If any of the Conditions Precedent set forth in Section 14.3 are not satisfied by the Final Closing Date, either Party may terminate this Agreement in accordance with Section 5.1(C) by providing Notice to the other Party in accordance with Section 5.2.

(D)
So long as the terminating Party under this Section 14.5 has used reasonable endeavors to satisfy the Conditions Precedent applicable to it, subject to Section 5.1, it shall have no further rights or obligations to the other under this Agreement, except that both of the following applies:

(1)	Section 20.5 shall continue to apply.

(2)	Any accrued rights or liabilities of a Party shall not be affected, except as may be provided in this Agreement.

15.	TAXES AND LIKE KIND EXCHANGE

15.1
Taxes. As used herein, “Taxes” means all taxes, fees, duties and other assessments, plus any interest or penalties thereon, including any license or registration fees and all income, franchise, sales, use, excise, gross receipts, stamp, import, export, property, transfer, wage withholding, occupation, unemployment or other like taxes.

15.2
Transfer Taxes. All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Buyer shall (i) file all necessary Tax returns and other documentation with respect to all sales, use, transfer and similar taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement and (ii) be liable for and either promptly reimburse Seller for, or promptly pay, any such Taxes.

15.3
Excise Taxes. Buyer shall be liable for all taxes, fees and assessments, plus any penalty or interest thereon, which arise as a result of this Agreement, or as a result of any purchase, sale, rental, lease, storage, use, consumption or operation of the Assets after Closing (collectively “Excise Taxes”). Excise Taxes shall include federal manufacturers' excise taxes, federal and state environmental taxes, state and local sales and use taxes, oil company gross receipt or franchise taxes (except those based on or measured by the income or net worth of Seller or delivering party), business and occupation taxes, state and local product taxes, state and local inspection fees, and state and local oil spill taxes or fees. At the Closing, Buyer shall pay or reimburse Seller all state and local sales or use taxes, if any, applicable to that portion of the Assets which is taxable tangible personal property or other property, and Seller shall remit such amount to the appropriate taxing authority in accordance with applicable law. If Buyer claims exemption from any of the Excise Taxes, or permission to pay tax directly to the state, Buyer shall furnish Seller with a properly completed exemption certificate or direct payment permit. On items that are to be resold, Buyer shall furnish Seller with a properly executed resale certificate. Buyer shall hold harmless and indemnify Seller for any Excise Taxes assessed against Seller by any taxing authority in respect of the sale of the Assets, including the amounts of any penalties, interest and attorneys' fees. To the extent that this purchase and sale constitute an isolated or occasional sale that is not subject to sales or use tax of one or more of the taxing authorities having jurisdiction over this transaction, that jurisdiction's no sales tax shall not be collected by Seller from Buyer at the Closing. Seller agrees to cooperate with Buyer in demonstrating that the requirements for an isolated or occasional sale or any other sales tax exemption have been met. In the event of a tax audit or examination of Seller involving the operations, Assets or Claims of Seller for any period ending on or before the Closing Date, or any period that includes the Closing Date, Buyer shall reasonably cooperate with Seller in connection with such tax audit or examination. Buyer shall notify Seller of the receipt of notice of any tax audit for any period ending on or before the Closing Date, or any period that includes the Closing Date. Buyer shall furnish Seller with copies of all correspondence received from any tax authority in connection with such tax audit in an expeditious manner including, but not limited to e-mail, overnight express delivery or fax communication. Buyer shall ensure that no compromise or settlement of any item from the tax audit or the waiver of any statute of limitations relating thereto shall be agreed upon without the prior written consent of Seller. Such consent shall not be unreasonably withheld by Seller. Failure of Buyer to expeditiously notify Seller of any claim, assessment or inquiry by any tax authority shall relieve Seller of any obligation to assume, defend or otherwise settle any such claim for the benefit of Buyer.

15.4
Property Taxes. All real estate, ad valorem, personal property taxes and charges on any of the Assets (collectively “Property Taxes”) shall be prorated between Buyer and Seller as of the Closing, using the best evidence of such Property Taxes for the year of Closing as is then available, and such proration of Property Taxes shall be final whether the actual Property Taxes for the year of Closing shall be more or less than the amount used to determine the proration of Property Taxes at the Closing. Seller and Buyer hereby agree that if figures for the year of Closing are not available as of the Closing Date, that the best evidence then available shall be the figures for the year prior to Closing. With regard to any special or general assessments against any of the Assets which are payable in installments, Seller shall be responsible for all assessments which relate to periods before the Closing, and Buyer shall be responsible for all assessments which relate to periods on or after the Closing.

15.5
Property Tax Bills. After Closing, Buyer shall pay each property tax bill applicable to the Assets prior to the last day that such taxes may be paid without penalty or interest. If Seller receives any property tax bill applicable to the Assets, Seller shall promptly send such property tax bill to Buyer for payment by Buyer as set forth above. Buyer agrees to indemnify and hold Seller and its Affiliates harmless from and against all claims, expenses (including reasonable attorneys' fees), loss and liability resulting from nonpayment by Buyer of such Property Taxes applicable to the Assets for the year of Closing and subsequent years.

15.6
Refunds. If Seller or Buyer (including any Affiliate of Seller or Buyer) receives a refund of any Taxes in connection with the Assets being sold and transferred pursuant to this Agreement relating to periods for which the other party is responsible, the party receiving such refund shall, within thirty (30) days after receipt of such refund, remit it to the party who is responsible.

15.7
Adjustments. In the event of notice of proposed adjustment, notice of deficiency, or any other contest with a taxing authority over Taxes for which a party is liable, that party will be entitled to control the proceedings. The party which is not entitled to control any such proceedings shall be afforded a reasonable opportunity to participate in the defense thereof at its own expense. If the audit or contested tax straddles the ownership periods before and after Closing, Buyer and Seller shall cooperate in contesting any proposed deficiency and the control of any proceedings.

15.8	Compliance. On and after the Closing, Seller and Buyer shall to the following:

(A)
Assist (and cause their respective Affiliates to assist) the other party in preparing any tax returns or reports with respect to any Taxes which such other party is responsible for preparing and filing in accordance with the terms hereof including providing actual notice to the Internal Revenue Service, Excise Branch and the corresponding state taxing authorities of the change of ownership and operation of the Assets.

(B)
Provide access and make available for discussion with the other party, as reasonably requested, personnel responsible for preparing or maintaining information, records and documents in connection with tax matters, however, Buyer shall permit Seller to remove prior to Closing or as soon as reasonable after Closing any records produced or stored at the location of the Asset including bills of lading, pipeline receipts and any other record of a similar nature.

(C)
Furnish the other party with copies of all correspondence received from any taxing authority in connection with any audit with respect to Taxes, or information request with respect to any such period including Buyer's IRS Form 637 Excise Tax Registration and any similarly required state registration in order to receive and store petroleum products free from Excise Taxes to the maximum extent available under law.

15.9
Unconditional Obligation. Notwithstanding any other provision of this Agreement the obligations of Seller and Buyer set forth in this Section 15 shall be unconditional and absolute and shall remain in effect until audit, assessment and collection of Taxes, as appropriate, are barred by the applicable statute of limitations including any waivers thereof.

15.10
Like Kind Exchange. In the event that either party desires to structure the transactions contemplated hereunder as a like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 (as amended), the other party shall cooperate and take such action as may be reasonably necessary in order to effect such exchange and allow the party desiring the exchange to assign this Agreement or take such other action that may reasonably facilitate the like kind exchange; provided, however, that (a) timely notice is provided by the party desiring the like kind exchange to the other party, (b) the proposed like kind exchange would not have a detrimental effect on the other party, as determined in the other party's reasonable discretion, (c) the party desiring the exchange shall be responsible for arrangement of the structure for the exchange, compliance with time limits on like kind exchanges, the preparation of appropriate documents to complete the transaction, and all additional costs directly related to restructuring the transaction as a like kind exchange and (d) the party desiring the like kind exchange agrees to protect, indemnify and hold the other party harmless from any liability, damages or costs, including reasonable attorneys' fees, that may arise from the other party's participation in the exchange. Without limiting the generality of the foregoing, in no event whatsoever shall Buyer be required to acquire title to other property as part of any such exchange.

15.11
Income Tax Liability. If not otherwise adequately stated above, it is understood and agreed that Buyer shall not assume, and Seller shall remain responsible for, Seller's federal income and/or similar state tax liability and any other taxes of any nature that are attributable to Seller's ownership, use or control of the Assets prior to Closing. It is likewise understood and agreed that Seller shall not assume, and Buyer shall be responsible for, Buyer's federal income and/or similar state tax liability and any other taxes of any nature that are attributable to Buyer's ownership, use or control of the Assets after the Closing.

16.	ANNOUNCEMENTS AND CONFIDENTIALITY

16.1	Confidentiality.

(A)
The terms of this Agreement shall be held confidential by the Parties and shall not be divulged in any way to any Third Party by any Party without the prior written approval of the other Parties, except as permitted by Section 16.2.

(B)
Buyer shall keep all Confidential Information furnished or disclosed by Seller or acquired by Buyer in connection with the inspection, testing, inventory or sale of the Assets strictly confidential prior to Closing.

(C)
Buyer shall not disclose, trade or otherwise divulge the Confidential Information prior to Closing to any Person, except with prior written approval from Seller or as permitted by Section 16.2, provided that prior to being given access to such information, such recipients have agreed to maintain the confidentiality of such Confidential Information.

(D)	If the Closing does not occur for any reason, then both of the following shall apply:

(1)
Buyer agrees that all Confidential Information shall remain confidential, except to the extent such information is available in the public domain other than through a breach of Buyer's confidentiality obligations, with Seller a Third Party beneficiary of any privilege held by Buyer.

(2)	Buyer and any Person to whom Buyer has disclosed Confidential Information shall

(a)	Not use the Confidential Information except as permitted by this Agreement.

(b)
Promptly return to Seller or destroy all Confidential Information and related materials and information, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies, and destroy any information relating to the Assets and independently acquired by Buyer.

16.2	Permitted Disclosures. Each Party may disclose the terms of this Agreement, and Buyer may disclose the Confidential Information, to any of the following parties:

(A)	Any Affiliate of such Party.

(B)	Any legal, accounting, tax or other professional advisers of such Party.

(C)	Any bank or financial institution or party providing equity funding from whom such Party is seeking or obtaining finance in connection with this Agreement.

(D)	To the applicable authority, but onlyto the extent required by any applicable statute, or the requirements of any recognized stock exchange in compliance with its rules and regulations.

(E)	To any Government Authority lawfully requesting such information.

(F)	To any court of competent jurisdiction acting in pursuance of its powers.
Prior to making any such disclosures to Persons under Section 16.2(B) or, the receiving Person must first sign an undertaking of confidentiality that is substantially the same as the confidentiality obligations in this Agreement.

16.3
Equitable Relief. Buyer acknowledges and agrees that due to the unique nature of the Confidential Information disclosed by Seller, there may be no adequate remedy under Applicable Laws for any breach of the obligations set out in Section 16, and that any breach of these obligations may allow the Buyer or another Person to compete unfairly with the Seller resulting in irreparable harm to the Seller. Accordingly, the Buyer agrees that upon any breach (or threat of a breach), the Seller is entitled to immediate equitable relief, including a restraining order and preliminary injunction, and the Seller may seek indemnification from the Buyer for any loss or harm in connection with any breach or enforcement of the Buyer's obligations provided in Section 16, or for the unauthorized use or release of Confidential Information disclosed by Seller. The Buyer shall notify the Seller immediately upon the occurrence of any unauthorized release of Confidential Information furnished by Seller or other breach of Section 16.

16.4	Announcements.

(A)
Except for mandatory notices or announcements required under applicable law, by the stock exchange upon which a Party's or its Affiliate's shares are quoted or any similar regulatory body of any other jurisdiction, any announcements regarding the consummation of the transaction contemplated by this Agreement shall be made pursuant to a text prepared jointly by Seller and Buyer, to which effect the Parties shall cooperate in good faith. Any press release in connection with the consummation of the transaction contemplated by this Agreement shall be made only after all mandatory notices have been properly given, and shall be released with the prior consent of the other Party.

(B)
In the event a Party is required to make any mandatory notice or announcement, if practicable in the circumstances, it shall use its reasonable best efforts to allow the other Party reasonable time to comment on such notice or announcement in advance of its issuance.

16.5	Continuing Confidentiality Obligations. Notwithstanding the Termination, the provisions of this Section 16 will continue to apply.

17.	CONFLICT OF INTEREST AND ADDITIONAL OBLIGATIONS

17.1	Conflict of Interest.

(A)	Prohibition. No member of Buyer Parties has or shall engage in any of the following activities without Seller's prior written consent:

(1)	Give to or receive from any director, employee or agent of Seller or its Affiliates in connection with this Agreement, either of the following:

(a)	Any gift, entertainment or other benefit of significant cost or value.

(b)	Any commission, fee or rebate.

(2)	Enter into any business arrangement with any director, employee or agent of Seller or any Affiliate of Seller (other than as a representative of Seller or any Affiliate of Seller).

(B)
Reporting Violations and Reimbursement. Buyer shall immediately notify the Seller of any violation of Section 17.1(A) or of the occurrence of any event prior to the Effective Date which, if it had occurred after the Effective Date, would constitute a violation of Section 17.1(A). In addition to any other remedies to which Seller may be legally entitled, and notwithstanding Termination pursuant to Section 17.1(C), Buyer shall reimburse or issue a credit to Seller equal to the value of the benefit received by or given to the director, employee or agent of Seller or any Seller Party as a consequence of that violation or event.

(C)
Termination. Prior to Closing, Seller may, at its sole option, terminate this Agreement with immediate effect for any violation of Section 16.1(A) or Section 17.1(B) or breach of the warranty set out in Section 8.1(H). If Seller terminates this Agreement for violation of Section 17.1(A) or Section 17.1(B) or breach of the warranty set out in Section 8.1(H), then the Buyer shall reimburse to Seller any payments made by Seller to Buyer pursuant to this Agreement, and all costs incurred by Seller in connection with this Agreement, as well as any future costs such as legal costs.

17.2	Audit Rights. Seller may audit relevant records of Buyer and any Buyer Party for the purpose of determining whether they have complied with Section 17.1.

17.3
Data Privacy. Buyer will comply with all reasonable requests of Seller with respect to protecting personal data of Seller's employees, customers, and suppliers it receives in connection with this Agreement, including the following Seller's instructions in connection with processing such personal data; implementing adequate security measures to protect such personal data; not disclosing such personal data to any Third Party without Seller's written permission; and complying with all applicable data privacy laws.

17.4
Tariffs. Buyer agrees that it will adopt Seller's current tariff rates for all active pipeline routes and its tariff rules, consistent with 18 CFR §341.6, Adoption Rule.  In the event there is a protest regarding Seller's cancellation of its tariff, Seller will manage and direct the response to the protest, with the other Party's cooperation.

17.5
Inventory. The Assets contain Products which are held for the account of the relevant shippers. It is understood that title to the contents of the Assets will remain with the shippers and that Buyer assumes the obligation to handle such contents in accordance with applicable published tariff provisions. Further, to the extent that such Products have been tendered for shipment in the Assets under an applicable published tariff, but not yet delivered to the applicable Asset, Buyer shall receive such Products for transportation in accordance with applicable published tariffs.

17.6
Inventory Determination. The Assets will be gauged at the Closing Date, at which time the custody of all shippers' Products will be transferred to Buyer, and Buyer shall become responsible to each shipper for Products in Buyer's custody. The Inventory will be determined by the Inventory Determination Procedure.

18.	NOTICES

18.1	Notices.

(A)
All notices required or permitted under this Agreement (“Notice”) must be in writing and delivered by mail (postage prepaid) or by hand delivery to the address of the receiving Party set out in the signature page to this Agreement, unless otherwise specified in this Agreement. Notice may also be delivered by facsimile sent to the facsimile number of the receiving Party set out in the signature page to this Agreement provided that the original Notice is promptly sent to the recipient by mail (postage prepaid) or by hand delivery. Notices sent by email are ineffective.

(B)	Notices are effective when received by the recipient during the recipient's regular business hours.

(C)	Notices which do not comply with the requirements of this Agreement are ineffective and do not impart actual or any other kind of notice.

19.	GOVERNING LAW AND RESOLUTION OF DISPUTES

19.1
Governing Law. This Agreement is governed by and interpreted under the laws of the State of Texas, without regard to its choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods, 1980 (known as “the Vienna Sales Convention”) does not apply to this Agreement.

19.2	Resolution of Disputes. The Parties shall exclusively and finally resolve any Dispute between them using direct negotiations, mediation and arbitration as set out in this Section 18.

19.3
Direct Negotiations. If a Dispute arises, a Party shall initiate the resolution process by giving Notice setting out in writing and in detail the issues in Dispute and the value of the Claim to the other Party. A meeting between the Parties, attended by individuals with decision-making authority, must take place within thirty days from the date the Notice was sent in an attempt to resolve the Dispute through direct negotiations.

19.4
Mediation. If the Dispute cannot be settled by direct negotiations within thirty days of initiation of the resolution process, either Party may initiate mediation by giving Notice to the other Party. The place of mediation is Houston, Texas.

19.5
Arbitration. If the Dispute is not resolved by mediation within thirty days from the date of the Notice requiring mediation, or if the Dispute is unresolved within sixty days from the date requiring direct negotiations, then the Dispute shall be finally settled by binding arbitration and either Party may initiate such arbitration by giving Notice to the other Party. The arbitration shall be conducted in accordance with the Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration (“CPR”) Rules, except to the extent conflicts between the CPR Rules at present in force and the provisions of this Agreement, in which event the provisions of this Agreement prevail. The CPR is the appointing authority. The Place of arbitration is Houston, Texas.

19.6	Arbitration Procedures. The following provisions shall apply to any arbitration proceedings commenced pursuant to Section 19.5:

(A)
The number of arbitrators shall be one if the monetary value of the Dispute is Five Million U.S. Dollars (US$5,000,000) (or its currency equivalent) or less. The number of arbitrators shall be three if the monetary value is greater than Five Million U.S. Dollars (US$5,000,000) or its currency equivalent.

(B)
The arbitrator or arbitrators must remain neutral, impartial and independent regarding the Dispute and the Parties. If the number of arbitrators to be appointed is one, that arbitrator or the presiding arbitrator if the arbitrators are three, must be a lawyer experienced in the resolution of disputes with experience relating to the issues in dispute.

(C)
The Parties shall submit true copies of all documents considered relevant with their respective statement of Claim or defense and any counterclaim or reply. Neither Party may compel the other to produce additional documents. However, the arbitrator or arbitrators may decide to require the submission of additional documents limited to specific, narrow and well-defined classes of documents that the arbitrator considers or arbitrators consider necessary for the arbitrator's or arbitrators' understanding and resolution of the Dispute. The maximum number of witnesses each Party may call to give evidence on its behalf, including by oral testimony, declaration or witness statement, is three witnesses of fact and one expert witness.

(D)
The Parties waive any Claim for, and the arbitrator has or arbitrators have no power to award, the damages waived and released under Section 10.8. The arbitrator has or arbitrators have no authority to appoint or retain expert witnesses for any purpose unless agreed to by the Parties. The arbitrator has or arbitrators have the power to rule on objections concerning jurisdiction, including the existence or validity of this arbitration clause and existence or the validity of this Agreement.

(E)
All arbitration fees and costs (with the exception of translation costs as specified above) shall be borne equally regardless of which Party prevails. Each Party shall bear its own costs of legal representation and witness expenses.

(F)
The arbitrator is or arbitrators are authorized to take any interim measures as the arbitrator considers or arbitrators consider necessary, including the making of interim orders or awards or partial final awards. An interim order or award may be enforced in the same manner as a final award using the procedures specified below.

(G)	The arbitrator or arbitrators must render a reasoned award in writing. The award is final and binding.

(H)	The Dispute should be resolved as quickly as possible. The arbitrator's or arbitrators' award must be issued within three months from the completion of the hearing, or as soon as possible thereafter.

19.7	Enforceability.

(A)	The Parties waive irrevocably their right to any form of appeal, review or recourse to any court or other judicial authority, to the extent that such waiver may be validly made.

(B)
Except for proceedings to preserve property pending determination by the arbitrator or arbitrators or to enforce an award, the mandatory exclusive venue for any judicial proceeding permitted in this Agreement is the court of competent jurisdiction in Houston, Texas. The Parties consent to the jurisdiction of these courts and waive any defenses they have regarding jurisdiction. Proceedings to confirm an award may be filed as provided in this Section 19.7(B) at any time within one year after the award is made.

(C)
Proceedings to enforce judgment entered on an award may be brought in any court having jurisdiction over the person or assets of the non-prevailing Party. The prevailing Party may seek, in any court having jurisdiction, judicial recognition of the award, or order of enforcement or any other order or decree that is necessary to give full effect to the award.

19.8	Confidentiality.

(A)
The Parties agree that any Dispute and any negotiations, mediation and arbitration proceedings between the Parties in relation to any Dispute shall be confidential and shall not be disclosed to any Third Party.

(B)
The Parties further agree that any information, documents or materials produced for the purposes of, or used in, negotiations, mediation or arbitration of any Dispute shall be confidential and shall not be disclosed to any Third Party.

(C)	Without prejudice to the foregoing, the Parties agree that disclosure may be made:

(1)	In order to enforce any of the provisions of this Agreement, including the Parties agreement to arbitrate, any arbitration order or award and any court judgment.

(2)	To the auditors, legal advisers, insurers and Affiliates of that Party to whom the confidentiality obligations set out in this Agreement shall extend.

(3)	Where that Party is under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal obligation.

(4)	With the prior written consent of the other Party.

(D)
The Parties agree to submit to the jurisdiction of the courts of Houston, Texas, for the purposes of any proceedings to enforce this Section 19.8 and shall prevent any information, documents or materials belonging to a Party from being used or disclosed by that Party for any purpose.

20.	GENERAL PROVISIONS

20.1
Prior Agreements. This Agreement comprises the complete and exclusive agreement between the Parties regarding the subject matter of this Agreement, and supersedes all oral and written communications, negotiations, representations or agreements in relation to that subject matter made or entered into before the Effective Date.

20.2	Amendment. No amendment to this Agreement is effective unless made in writing and signed by authorized representatives of both Parties.

20.3
Waiver. No waiver by either Party of this Agreement's terms, provisions or conditions shall be effective unless specifically evidenced in writing and signed by or on behalf of the Party granting such waiver. A Party's failure to pursue remedies for breach of this Agreement does not constitute a waiver by such Party of any breach of this Agreement or raise any defense against Claims against a Party for breach of this Agreement. The waiver or failure to require the performance of any covenant or obligation contained in this Agreement or to pursue remedies for breach of this Agreement does not waive a later breach of that covenant or obligation.

20.4
Severability. Each provision of this Agreement is severable and if any provision is determined to be invalid, unenforceable or illegal under any existing or future law by a court or arbitrator of competent jurisdiction or by operation of any applicable law, this invalidity, unenforceability or illegality does not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision or part thereof is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

20.5
Survival. Despite consummation of the Closing or the Termination for any reason, all provisions in this Agreement containing representations, warranties, releases, defense obligations and indemnities, and all provisions relating to audit, confidentiality, conflicts of interest, insurance, disclaimer of certain remedies, limitations of liability, ownership or use or return of Confidential Information, dispute resolution and governing law, and all causes of action which arose prior to completion or Termination, survive indefinitely until, by their respective terms, they are no longer operative or are otherwise limited by an applicable statute of limitations. Subject to Section 9, each of the obligations and undertakings set out in this Agreement which is not fully performed at Closing shall continue in force after Closing.

20.6
Interest. Without prejudice to any other rights available to a Party hereunder or at law, if any amount payable hereunder is not paid when due, the defaulting Party shall pay interest on such amount from the due date of payment (after as well as before judgment) until the date of payment (both dates inclusive) at a rate equal to Prime Rate plus one percent calculated on a daily basis using simple interest.

20.7
Assignments. This Agreement shall be binding on and inure for the benefit of the rightful successors and permitted assigns of the Parties, but the rights, duties and obligations of Buyer under this Agreement shall not be assigned without Seller's prior written consent to the assignment, provided that in the event of an assignment by Buyer to a wholly-owned Affiliate prior to Closing, such consent shall not be required provided, further, that Buyer provides advance notice of such assignment. Notwithstanding anything herein to the contrary, Buyer shall remain responsible to Seller for all obligations, indemnities and liabilities due Seller under this Agreement, unless and until expressly released by Seller.

20.8	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original of this Agreement, and which together will constitute one and the same instrument; provided that neither Party shall be bound to this Agreement unless and until both Parties have executed a counterpart.

20.9	Drafting. Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement must not be construed more severely against one of the Parties than against the other.

The remainder of this page is intentionally left blank

IMPORTANT NOTICE: THIS AGREEMENT CONTAINS PROVISIONS REGARDING INDEMNITIES AND WARRANTIES THAT EXPRESS THE AGREEMENT OF THE PARTIES CONCERNING CLAIMS ARISING OUT OF THIS AGREEMENT.

The Parties have executed this Agreement in quadruplicate as evidenced by the following signatures of authorized representatives of the Parties:

SELLER: NORTHWEST TERMINALLING COMPANY	BUYER: TESORO LOGISTICS OPERATIONS LLC

Signature: /s/ RANDALL L. CURRY	Signature: /s/ PHILLIP M. ANDERSON

Name: Randall L. Curry	Name: Phillip M. Anderson

Title: Attorney-in-Fact	Title: President

ADDRESS FOR NOTICES:	ADDRESS FOR NOTICES:

Northwest Terminalling Company 4800 Fournace Place Bellaire, TX 77401	Tesoro Logistics Operations LLC 19100 Ridgewood Parkway San Antonio, Texas

Attention: Legal Department	Attention: General Counsel

Facsimile: (713) 432-3943	Facsimile: (210) 745-4610

EXHIBIT F - FORM OF PARENT GUARANTY
GUARANTY

This GUARANTY, is made and entered into as of ________, 2013 by TESORO LOGISTICS LP, a Delaware limited partnership with its principal offices at 19100 Ridgewood Parkway, San Antonio, Texas 78259 (“Guarantor”) in favor of CHEVRON PIPE LINE COMPANY, a Delaware corporation, with its principal offices at 4800 Fournace Place, Bellaire, Texas (“CPL”) and NORTHWEST TERMINALLING COMPANY, a Delaware corporation, with its principal offices at 4800 Fournace Place, Bellaire, Texas (“NWTC”) (CPL and NWTC collectively, the “Beneficiary”).
RECITALS

A.	The Companies have entered into the Agreements with Beneficiary.

B.	Guarantor is the ultimate holding company of the Companies, and as such, Guarantor has benefitted and may reasonably be expected to benefit from Beneficiary entering into the Agreement with Companies.

C.	Companies have requested that Guarantor provide this Guaranty in favour of the Beneficiary in connection with Companies' obligations under the Agreements.

NOW, THEREFORE, in consideration of Beneficiary's agreement to enter into the Agreements with the Companies and for then good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor does hereby covenant and agree as follows:
AGREEMENT

1.	DEFINITIONS

1.1	Definitions. As used in this Guaranty, these words and expressions shall have the following meanings:

“Agreements” mean: (i) the Asset Sale and Purchase Agreement dated December 6, 2012 between Pipeline Purchaser and Beneficiary for the Pipeline Assets; and (ii) the Asset Sale and Purchase Agreement dated December 6, 2012 between Terminal Purchaser and Beneficiary for the Terminal Assets, as each agreement may be supplemented, modified, amended or replaced from time to time.
“Banking Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York and Texas are authorized or required to be closed.
“Beneficiary” means each of CPL and NWTC, until a successor corporation shall have become such pursuant to the terms of the Agreement and thereafter "Beneficiary" shall mean each such successor corporation.
“Companies” means the Pipeline Purchaser and the Terminal Purchaser, in each case until a successor corporation shall have become such pursuant to the terms of each of the Agreements, and thereafter "Companies" shall mean such successor corporation.
“Guaranty” shall mean this Guaranty dated as of __________, as originally executed or as it may from time to time be supplemented, modified or amended as provided herein.

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“Guaranteed Obligations” shall have the meaning accorded such term in Section 3.1 of this Guaranty.
“Guarantor” shall mean TESORO LOGISTICS LP, a Delaware limited partnership with its principal offices at 19100 Ridgewood Parkway, San Antonio, Texas 78259, until a successor shall have become such pursuant to the applicable provisions hereof, and thereafter Parent shall mean such successor.
“Person” shall mean an individual, a corporation, a limited liability entity, a partnership, a joint venture, an association, a joint stock company, a trust, an unincorporated organization or a government or any agency, authority or political subdivision thereof.
“Pipeline Purchaser” means Tesoro Logistics Northwest Pipeline LLC, a Delaware limited liability company and a subsidiary of Guarantor.
“Terminal Purchaser” means Tesoro Logistics Operations LLC, a Delaware limited liability company and a wholly-owned subsidiary of Guarantor.

1.2	The Recitals set forth above form an integral part of this Guaranty.

1.3	Capitalized terms not otherwise defined in this Guaranty shall have the meaning ascribed thereto in the Agreements.

2.	REPRESENTATIONS OF GUARANTOR

2.1	Representations of Guarantor. Guarantor makes the following representations to Beneficiary:

(A)
Guarantor has been duly organized and is validly existing under the laws of Delaware and has full limited partnership power and authority to enter into this Guaranty and to carry out and consummate all transactions contemplated by this Guaranty.

(B)
The execution and delivery of this Guaranty and the consummation of the transactions herein contemplated will not conflict with or constitute on the part of Guarantor a breach of or default under its charter documents, its By-Laws, or any indenture, or other material agreement or instrument to which Guarantor is a party or by which it or its properties are bound or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Guarantor or any of its activities or properties.

(C)	This Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes the valid and binding obligation of Guarantor.

3.	GUARANTY AND AGREEMENTS

3.1	Guaranty.

(A)
Guarantor hereby unconditionally guarantees to and for the benefit of Beneficiary the full and prompt payment by the Companies of all amounts due and owing from them under the respective Agreement when and as the same shall become

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due after giving effect to all restrictions and limitations on amounts due pursuant to the terms of the Agreements (the “Guaranteed Obligations”); provided, that Guarantor's obligations under this Guaranty shall be subject to such defenses, counterclaims and rights of set‑off and recoupment that the Companies may have under the Agreements other than any such defenses, counterclaims or rights of set‑off and recoupment based on any of the following:

(1)	Failure of consideration supporting the Agreements.

(2)	The Companies' lack of authority to execute or deliver the Agreements or to perform their respective obligations thereunder.

(3)	Any circumstance identified in Section 3.2(G) that may provide a defense to the Companies.

(B)	Guarantor shall have no obligation under this Guaranty until Guarantor has received a written demand from Beneficiary.

(C)	All payments by Guarantor shall be made in lawful money of the United States of America.

3.2
Unconditional Nature of Obligations. Except as otherwise provided in the Section 3.1 and Section 4.11 of this Guaranty, the obligations of Guarantor under this Guaranty shall be absolute, continuing, irrevocable and unconditional and shall remain in full force and effect until the entire Guaranteed Obligations shall have been paid, and except as specifically otherwise provided in this Guaranty, such obligation shall not be affected, modified or impaired upon the happening from time to time of any event, including without limitation any of the following, whether or not with notice to, or the consent of, Guarantor:

(A)	The waiver, surrender, compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Companies under the Agreement.

(B)	The failure to give notice to Guarantor of the occurrence of a breach or default under the Agreement.

(C)
The extension of the time for payment of any principal or interest or for any other payment under the Agreement or of the time for performance of any other obligations, covenants or agreements under or arising out of the Agreement.

(D)	The modification, amendment or alteration (whether material or otherwise) of any obligation, covenant or agreement set forth in the Agreement.

(E)	The taking or the omission of any of the actions referred to in the Agreement including any acceleration of sums owing thereunder.

(F)	Any failure, omission, delay or lack on the part of Beneficiary to enforce, assert or exercise any right, power or remedy conferred on it in the Agreement.

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(G)
The voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting Guarantor or the Companies or any of the respective assets of either of them, or any allegation or contest of the validity of this Guaranty in any such proceeding.

(H)
Any defense based upon any legal disability of the Companies or, to the extent permitted by law, any release, discharge, reduction or limitation of or with respect to any sums owing by the Companies or any other liability of the Companies to Beneficiary, unless agreed to in writing by Beneficiary.

(I)	To the extent permitted by law, the release or discharge by operation of law of Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty.

(J)	The default or failure of Guarantor fully to perform any of its obligations set forth in this Guaranty.

3.3
Payments. If any payment by the Companies to Beneficiary is rescinded or must be returned by Beneficiary, the obligations of Guarantor hereunder shall be reinstated with respect to such payment. Except as provided in Section 3.1, no set-off, counterclaim, reduction, or diminution of any obligation, or any defense of any kind or nature which Guarantor has or may have against Beneficiary shall be available hereunder to Guarantor against Beneficiary to reduce the payments to it under Section 3.1 of this Guaranty.

3.4
Financial Condition of Companies. Guarantor assumes responsibility for being and remaining informed of the financial condition of the Companies and of all other circumstances bearing upon the risk of nonpayment of amounts owing under the Agreemenst which diligent inquiry would reveal and agrees that Beneficiary shall not have a duty to advise Guarantor of information known to it regarding such condition or any such circumstances. Guarantor hereby expressly waives any and all rights and defenses that Guarantor may have or be able to assert under (a) Rule 31 of the Texas Rules of Civil Procedure, (b) Section 17.001 of the Texas Civil Practice and Remedies Code, and (c) Chapter 34 of the Texas Business and Commerce Code.

3.5
Proceedings Against Guarantor. In the event of a default in the payment of the amounts guaranteed pursuant to the terms hereof when and as the same shall become due, Beneficiary shall have the right to proceed first and directly against Guarantor under this Guaranty without proceeding against the Companies or exhausting any other remedies which it may have, provided that if arbitration proceedings under the Agreements have been initiated, any arbitration against Guarantor shall be conducted in connection with the proceedings under the Agreements.

3.6
Costs. Guarantor agrees to pay all costs, expenses and fees, including all reasonable attorneys' fees, which may be incurred by Beneficiary in enforcing or attempting to enforce this Guaranty following any default on the part of Guarantor hereunder, whether the same shall be enforced by suit or otherwise.

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3.7
Corporate Existence of Guarantor. Guarantor covenants that so long as it has any outstanding obligations under this Guaranty, it will maintain its corporate, limited partnership or limited liability company existence, will not dissolve, sell or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation, limited partnership or limited liability company or permit one or more other corporations, limited partnerships or limited liability companies to consolidate with or merge into it without obtaining Beneficiary's prior written consent, provided that Guarantor may, without violating the covenants in this Section 3.7, consolidate with or merge into another corporation, limited partnership or limited liability company or permit one or more other corporations, limited partnerships or limited liability companies to consolidate with or merge into it, or sell or otherwise transfer to another corporation, limited partnership or limited liability company all or substantially all of its assets as an entirety and thereafter dissolve, if the surviving, resulting or transferee corporation, limited partnership or limited liability company, as the case may be satisfies all of the following conditions:

(A)	Assumes, if such corporation, limited partnership or limited liability company is not Guarantor, all of the obligations of Guarantor hereunder.

(B)
In the case of a surviving entity (after such consolidation or merger) the aggregate fair market value of the assets to be held by such entity immediately following the consolidation or merger are reasonably expected by the Guarantor to be substantially the same or greater than the aggregate fair market value of the assets held by the Guarantor immediately prior thereto.

3.8
Reimbursement of Guarantor. If at any time after: (a) either of the Companies have defaulted in making any payment constituting Guaranteed Obligations (a “Defaulted Payment”) and (b)  Guarantor has paid such Defaulted Payment pursuant to Section 3.1 of this Guaranty, Beneficiary receives all or a portion of the Defaulted Payment from either of the Companies, Beneficiary hereby agrees to immediately reimburse Guarantor in an amount equal to all or whatever portion of the Defaulted Payment it has received from such Company.

3.9
Confidentiality. This Guaranty shall be kept confidential by Guarantor and Beneficiary, and Guarantor and Beneficiary hereby agree not to provide copies of this Guaranty or to disclose its specific terms to any person without the prior written consent of the other except as follows:

(A)	Either Guarantor or Beneficiary, as applicable, may disclose to the applicable court in connection with any proceedings under this Guaranty;

(B)
To the extent that it is required to disclose the same pursuant to any regulation, law or order of any court of competent jurisdiction, or the requirements of any recognized stock exchange in compliance with its rules and regulations or any procedure for disclosure of documents in any proceedings before such court (including any proceedings to enforce this Guaranty) or in regulatory proceedings, or pursuant to any law or regulation having the force of law; provided, however, that such party shall give the other advance written notice of its intention to disclose the same based on that requirement and a reasonable amount of time consistent with the requirement pursuant to which disclosure is to occur in which to seek adequate protective orders.

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(C)
To Guarantor's or Beneficiary's, as applicable, direct or indirect shareholders, directors, officers, employees, independent auditors, legal counsel and other professional advisors to the extent such persons have a need to know, in each case if such person is informed of its confidential nature and of their duty to maintain the confidentiality thereof, and who prior to any such disclosures shall have agreed to be bound by such duty of confidentiality.

4.	MISCELLANEOUS

4.1	Governing Law. This Guaranty shall be governed by the laws of the State of Texas excluding the choice of law principles thereof.

4.2	Resolution of disputes. The Parties shall exclusively and finally resolve any dispute between them using direct negotiations, mediation and arbitration as set out in this Section 4.

4.3
Direct Negotiations. If a dispute arises, a Party shall initiate the resolution process by giving Notice setting out in writing and in detail the issues in dispute and the value of the claim to the other Party. A meeting between the Parties, attended by individuals with decision-making authority, must take place within thirty (30) days from the date the Notice was sent in an attempt to resolve the dispute through direct negotiations.

4.4
Mediation. If the dispute cannot be settled by direct negotiations within thirty (30) days of initiation of the resolution process, either Party may initiate mediation by giving Notice to the other Party. The place of mediation is Houston, Texas.

4.5
Arbitration. If the dispute is not resolved by mediation within thirty (30) days from the date of the Notice requiring mediation, or if the dispute is unresolved within sixty (60) days from the date requiring direct negotiations, then the dispute shall be finally settled by binding arbitration and either Party may initiate such arbitration by giving Notice to the other Party. The arbitration shall be conducted in accordance with the Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration (“CPR”) Rules, except to the extent conflicts between the CPR Rules at present in force and the provisions of this Agreement, in which event the provisions of this Agreement prevail. The CPR is the appointing authority. The place of arbitration is Houston, Texas.

4.6	Arbitration Proceedings. The following provisions shall apply to any arbitration proceedings commenced pursuant to Section 4.5:

(A)
The number of arbitrators shall be one (1) if the monetary value of the dispute is Five Million US Dollars ($5,000,000) (or its currency equivalent) or less. The number of arbitrators shall be three if the monetary value is greater than Five Million US Dollars ($5,000,000) (or its currency equivalent).

(B)
The arbitrator or arbitrators must remain neutral, impartial and independent regarding the dispute and the Parties. If the number of arbitrators to be appointed is one (1), that arbitrator or the presiding arbitrator if the arbitrators are three (3), must be a lawyer experienced in the resolution of disputes with experience relating to the issues in dispute.

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(C)
The Parties shall submit true copies of all documents considered relevant with their respective statement of claim or defense and any counterclaim or reply. Neither Party may compel the other to produce additional documents. However, the arbitrator or arbitrators may decide to require the submission of additional documents limited to specific, narrow and well-defined classes of documents that the arbitrator considers or arbitrators consider necessary for the arbitrator's or arbitrators' understanding and resolution of the dispute. The maximum number of witnesses each Party may call to give evidence on its behalf, including by oral testimony, declaration or witness statement, is three (3) witnesses of fact and one (1) expert witness.

(D)
The Parties waive any claim for, and the arbitrator has or arbitrators have no power to award, the damages waived and released under this Section. The arbitrator has or arbitrators have no authority to appoint or retain expert witnesses for any purpose unless agreed to by the Parties. The arbitrator has or arbitrators have the power to rule on objections concerning jurisdiction, including the existence or validity of this arbitration clause and existence or the validity of this Agreement.

(E)
All arbitration fees and costs (with the exception of translation costs as specified above) shall be borne equally regardless of which Party prevails. Each Party shall bear its own costs of legal representation and witness expenses.

(F)
The arbitrator is or arbitrators are authorized to take any interim measures as the arbitrator considers or arbitrators consider necessary, including the making of interim orders or awards or partial final awards. An interim order or award may be enforced in the same manner as a final award using the procedures specified below.

(G)	The arbitrator or arbitrators must render a reasoned award in writing. The award is final and binding.

(H)
The Dispute should be resolved as quickly as possible. The arbitrator's or arbitrators' award must be issued within three (3) months from the completion of the hearing, or as soon as possible thereafter.

(I)	The Parties waive irrevocably their right to any form of appeal, review or recourse to any court or other judicial authority, to the extent that such waiver may be validly made.

(J)
Except for proceedings to preserve property pending determination by the arbitrator or arbitrators or to enforce an award, the mandatory exclusive venue for any judicial proceeding permitted in this Agreement is the court of competent jurisdiction in Houston, Texas. The Parties consent to the jurisdiction of these courts and waive any defenses they have regarding jurisdiction. Proceedings to confirm an award may be filed as provided in this Section at any time within one (1) year after the award is made.

(K)
Proceedings to enforce judgment entered on an award may be brought in any court having jurisdiction over the person or assets of the non-prevailing Party. The prevailing Party may seek, in any court having jurisdiction, judicial

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recognition of the award, or order of enforcement or any other order or decree that is necessary to give full effect to the award.

4.7	Notices. All notices and other communications may be communicated by facsimile transmission or hand delivered or sent by overnight courier, at the addresses as provided below:

Guarantor:

19100 Ridgewood Parkway
San Antonio, Texas 78259
Attention: General Counsel
Fax Number: (210) 745-4610

Beneficiary:

Chevron Pipe Line Company
Northwest Terminalling Company
4800 Fournace Place
Bellaire, TX 77401

Attention: Supervising Counsel

Fax Number: (713) 432-3942

or at any other address or facsimile transmission number of which either party shall have notified the other in any manner prescribed in this Section 4.7.
For all purposes of this Guaranty, a notice or communication will be deemed effective as follows:

(A)
If delivered by hand or sent by overnight courier, on the day it is delivered unless (i) that day is not a day upon which commercial banks are open for the transaction of business in the city specified (a "Local Banking Day") in the address for notice provided by the recipient or (ii) if delivered after the close of business on a Local Banking Day, then on the next succeeding Local Banking Day.

(B)
If sent by facsimile transmission, on the date transmitted, provided that oral or written confirmation of receipt is obtained from the recipient by the sender unless the date of transmission and confirmation is not a Local Banking Day, in which case on the next succeeding Local Banking Day.

4.8
Banking Days. Except as otherwise provided in this Guaranty, if any date on which a payment is to be made, notice is to be given or other action taken hereunder is not a Banking Day, then such payment, notice or other action shall be made, given or taken on the next succeeding Banking Day in such place, and in the case of any payment, no interest shall accrue for the delay.

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4.9
Successors and Assigns. This Guaranty shall be binding upon Guarantor and its successors and assigns and inure to the benefit of Beneficiary and its permitted successors and assigns under the Agreement. Except as provided in Section 3.7 hereof, Guarantor may not assign its obligations hereunder without the prior written consent of Beneficiary.

4.10
Guaranty for Benefit of Beneficiary. This Guaranty is entered into by Guarantor for the benefit of Beneficiary. Nothing contained herein shall be deemed to create any right in, or permit any Person to enforce or make any claim hereunder or to be in whole or in part for the benefit of any person other than Guarantor, Beneficiary and their respective permitted successors and assigns.

4.11
Term. This Guaranty shall terminate and be of no further force and effect upon the earliest of (a) full payment by Guarantor of its obligations under Section 3.1 hereof; (b) full payment by the Companies of its payment obligations under the Agreement; (c) release by Beneficiary of Guarantor from its obligations hereunder; or (d) release of the Companies from all its obligations under the Agreement; provided that all Guaranteed Obligations incurred to the date of such release have been paid in full.

4.12	Amendments and Waivers. Any provision of this Guaranty may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each of Guarantor and Beneficiary.

4.13	Headings. The article and section headings of this Guaranty are for convenience only and shall not affect the construction hereof.

4.14
Partial Invalidity. The invalidity of any one or more phrases, sentences, clauses or sections in this Guaranty shall not affect the validity or enforceability of the remaining portions of this Guaranty or any part thereof.

4.15
No Waiver, Remedies. No failure or delay by Beneficiary in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

4.16
Entire Agreement. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE GUARANTOR AND THE PARTIES TO THE AGREEMENTS (“PARTIES”) AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE GUARANTOR AND THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE GUARANTOR AND THE PARTIES.

4.17
Execution in Several Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, Guarantor, has caused this Guaranty to be executed in its name and on its behalf by its duly authorized officer as of the date first above written.

GUARANTOR: TESORO LOGISTICS LP By: TESORO LOGISTICS GP, LLC, its General Partner

Signature:

Name:	G. Scott Spendlove

Title:	Vice President and Chief Financial Officer

END OF EXHIBIT F

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